Execution Version

STOCK PURCHASE AGREEMENT

among

CYNERGISTEK, INC.,

BACKBONE ENTERPRISES INC.,

CERTAIN STOCKHOLDERS OF BACKBONE ENTERPRISES INC.,

And

WALTER ZUNIGA, as Seller Representative

Dated as of October 31, 2019

TABLE OF CONTENTS

Page

Article I DEFINITIONS1

Article II SALE AND PURCHASE OF SHARES10

2.1Sale and Purchase of Shares10

2.2Purchase Price10

2.3Closing Statement11

2.4Post-Closing Cash Consideration Adjustment12

2.5Closing12

2.6Contingent Earn-Out Consideration.12

2.7Purchase Price Allocation16

2.8Withholding17

Article III REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS17

3.1Authority17

3.2Share Ownership17

3.3No Conflicts18

3.4Litigation18

3.5No Brokers’ Fees18

3.6Securities Law18

Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY19

4.1Organization, Qualification and Corporate Power19

4.2Capitalization19

4.3Authority20

4.4No Conflicts20

4.5Financial Statements20

4.6Absence of Certain Changes21

4.7No Undisclosed Liabilities22

4.8Title to and Sufficiency of Assets22

4.9Tangible Personal Property; Condition of Assets23

4.10Accounts Receivable; Accounts Payable23

4.11Inventory23

4.12Real Property23

4.13Contracts24

4.14Intellectual Property25

4.15Tax26

4.16Legal Compliance28

4.17Litigation28

4.18Service Warranties28

4.19Environmental28

4.20Employees29

4.21Employee Benefits30

4.22Customers and Suppliers32

4.23Transactions with Related Persons32

4.24Indebtedness and Guaranties32

4.25Capital Expenditures32

4.26Insurance32

4.27No Acceleration of Rights and Benefits33

i

4.28No Brokers’ Fees33

4.29Disclosure33

Article V REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER33

5.1Organization and Authority33

5.2No Conflicts33

5.3CynergisTek Stock33

5.4Litigation34

5.5No Brokers’ Fees34

5.6Investment Intent34

Article VI CLOSING CONDITIONS34

6.1Conditions to the Buyer’s Obligations34

6.2Conditions to the Sellers’ Obligations36

Article VII POST-CLOSING COVENANTS36

7.1Access to Books and Records36

7.2Litigation Support36

7.3Transition36

7.4Confidentiality37

7.5Non-Competition37

7.6Forfeiture of Portion of Escrow Funds38

7.7Change and Use of Name38

7.8Escrow Agreement38

7.9Compliance with Rule 144 and Cooperation; Piggyback Registration Rights39

7.10Cyber Insurance41

7.11Post-Closing Year End Bonus to Company Employees41

Article VIII INDEMNIFICATION41

8.1Indemnification by the Seller41

8.2Indemnification by the Buyer41

8.3Survival and Time Limitations42

8.4Limitations on Indemnification by the Seller42

8.5Claims Against the Company42

8.6Third-Party Claims42

8.7Other Indemnification Matters43

8.8Exclusive Remedy44

Article IX TAX MATTERS44

9.1Tax Indemnification44

9.2Tax Periods Ending on or Before the Closing Date44

9.3Tax Periods Beginning Before and Ending After the Closing Date45

9.4Cooperation on Tax Matters45

9.5Certain Transfer Taxes45

9.6Section 338(h)(10) Election45

Article X MISCELLANEOUS47

10.1Seller Representative47

10.2No Third-Party Beneficiaries47

10.3Entire Agreement47

10.4Successors and Assigns48

10.5Counterparts48

10.6Notices48

10.7JURISDICTION; SERVICE OF PROCESS49

10.8Resolution of Disputes49

10.9Governing Law50

10.10Amendments and Waivers51

10.11Severability51

10.12Expenses51

10.13Construction51

10.14Specific Performance52

10.15Further Assurances52

EXHIBITS

AEmployment Agreements

BRevenue Targets and Earn-out Amounts
CEscrow Agreement

SCHEDULES

2.1Capitalization

2.2(d)Estimated Cash Consideration

3.5Broker Fees

4.1Organization

4.2Law and Encumbrances

4.4Conflicts and Consents

4.5Financial Statements

4.6Certain Changes

4.7Undisclosed Liabilities

4.8Exceptions to Title

4.9Tangible Personal Property

4.10(a)Accounts Receivable

4.10(b)Accounts Payable

4.12Real Property

4.13Material Contracts

4.14Intellectual Property

4.15Tax Returns, Audits and Elections

4.16Permits

4.17Litigation and Orders

4.18Product and Service Warranties

4.19Environmental

4.20(a)Employees

4.20(b)Union Matters

4.21Employee Benefit Plans

4.22Major Customers

4.23Related Persons Transactions

4.24Indebtedness and Guaranties

4.25Capital Expenditures

4.26Insurance

4.28Broker Fees

6.1(h)Motor Vehicles

8.1Indemnification

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of October 31, 2019, by and among CynergisTek, Inc., a Delaware corporation (the “Buyer”), Backbone Enterprises Inc., a Minnesota corporation (the “Company”), each stockholder of the Company that is identified on the signature pages to this Agreement (individually, a “Seller” and collectively, the “Sellers”), and Walter Zuniga, in his capacity as the Seller Representative, as appointed pursuant to Section 10.1 hereof (the “Seller Representative”).

STATEMENT OF PURPOSE

The Sellers own all of the outstanding capital stock of the Company, which is engaged in the business of providing information technology risk consulting services (such business operations as conducted on the Closing Date, consistent with past practice, are hereinafter referred to as the “Business”).  Pursuant to this Agreement, the Buyer hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell to the Buyer, all of the outstanding capital stock of the Company for the consideration and on the terms and subject to the conditions set forth in this Agreement.

ARTICLE I
DEFINITIONS

“Accounts Payable” means all trade and other accounts payable, including accrued expenses, owed by the Company, but not including Indebtedness included in the Closing Date Debt Payoff Amount.

“Accounts Receivable” means all trade and other accounts receivable and other Indebtedness owing to the Company.

“Active Employees” means all employees employed by the Company, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.  With respect to a Person who is an individual, “control” by the spouse of such Person, or by any ancestor or descendant of such Person or such Person’s spouse who resides in the same house as such Person, shall be deemed control by such Person.

“Affiliated Group” means an affiliated group as defined in Code Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” is defined in the opening paragraph.

“Allocation Schedule” is defined in Section 2.7.

“Assets” is defined in Section 4.8.

“Average Closing Price” is defined in Section 2.2(b).

“Balance Sheet” means the balance sheets of the Company as of December 31, 2017 and December 31, 2018, and the notes thereto, all of which have been provided to Buyer.

“Basket” is defined in Section 8.4.

“Bonus Amount” is defined in Section 7.11.

“Business” is defined in the Statement of Purpose.

“Business Day” means any day that is not a Saturday, Sunday or a Federal public holiday.

“Buyer” is defined in the opening paragraph.

“Buyer Indemnitees” is defined in Section 8.1(a).

“Calculation Periods” is defined in Section 2.6(h).

“Cap” is defined in Section 8.4.

“Cash Consideration” is defined in Section 2.2(c).

“Cash Escrow Amount” is defined in Section 2.2(e).

“Change of Control” with respect to the Buyer means an event in which any Person or group of Persons other than the stockholders of the Buyer immediately prior to such event becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of the Buyer immediately following such event.

“Closing” is defined in Section 2.5.

“Closing Balance Sheet” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.5.

“Closing Date Debt” means all Indebtedness, if any, of the Company outstanding immediately prior to the Closing.

“Closing Date Debt Payoff Amount” means the aggregate amount necessary to fully repay and retire all Closing Date Debt.

“Closing Statement” is defined in Section 2.3(a).

“Closing Time” is defined in Section 2.2(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the Company and, to the extent relevant to the Liabilities of the Company, any predecessor of the Company.

“Company Benefit Plan” means each Employee Benefit Plan (as defined below) that is sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates, or with respect to which the Company or any of its ERISA Affiliates has any direct or indirect obligation to make contributions or with respect to which the Company or any of its ERISA Affiliates has or could incur any liability.

“Company Business” is defined in Section 2.6(h).

“Confidential Information” means information concerning the Business or the affairs of the Company, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Contract Loss” means a Loss resulting from the cost of performance of a Contract exceeding the revenue derived from such Contract.

“Customer” means any Person who is or was a customer or client of the Company on the date of this Agreement or during the 24-month period prior to such date.

“CynergisTek Stock” means the shares of common stock, par value $0.001 per share, of Buyer.

“Dispute” is defined in Section 10.8.

“Disputed Items” is defined in Section 2.6(c).

“Earn-out Amount” is defined in Section 2.6(b).

“Earn-out Cash to Stock Ratio” is defined in Section 2.6(a).

“Earn-out Catch Up” is defined in Section 2.6(b).

“Earn-out Objection Notice” is defined in Section 2.6(c).

“Earn-out Payment” is defined in Section 2.6(a).

“Earn-out Period” is defined in Section 2.6(h).

“Earn-out Statement” is defined in Section 2.6(c).

“Employee Benefit Plan” means, whether written or unwritten, any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan, (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other incentive plan or arrangement, or (d) employment, consulting, bonus, incentive, vacation, sick leave, severance, termination, retention, change of control, profit-sharing, disability, medical, life insurance, scholarship or tuition reimbursement, fringe benefit or other similar plan, program, agreement, payroll practice or commitment.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2), whether or not such plan is subject to ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1), whether or not such plan is subject to ERISA.

“Employment Agreements” means the Employment Agreements between the Buyer and those persons identified in Section 6.1(a)(iv), in the form of Exhibit A.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(l) that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to ERISA Section 4001(a)(14), without regard to whether or not each such entity, trade or business is subject to the Code or ERISA.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among the Buyer, the Seller and the Escrow Agent, in the form of Exhibit C.

“Escrow Funds” means the aggregate funds and other property held pursuant to the Escrow Agreement as of any date of determination.

“Estimated Cash Consideration” is defined in Section 2.2(d).

“Excess Amount” is defined in Section 2.6(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” is defined in Section 4.5(a).

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements prepared prior to the date hereof, the date such financial statements were prepared.

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any existing, stored or transported material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by the Company.  The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (e) indebtedness or other obligations of others directly or indirectly guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); (i) net payment obligations incurred by such Person pursuant to any hedging agreement; (j) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j).

“Indemnified Party” is defined in Section 8.6(a).

“Indemnifying Party” is defined in Section 8.6(a).

“Insurance Policies” is defined in Section 4.26.

“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with re-issuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and Confidential

Information; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“Interim Balance Sheet” is defined in Section 4.5(a).

“Interim Date” is defined in Section 4.6.

“Inventory” means all inventories of the Company wherever located, including raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” of any Person means (a) the actual knowledge of such Person or (b) the knowledge that a reasonable Person should have after reasonable inquiry of employees, directors and officers of such Person (in the case of a legal entity).  References to the “Sellers’ Knowledge” or “Seller’s Knowledge” mean the actual knowledge of the Sellers or such Seller, as applicable.  References to the “Company’s Knowledge” mean the actual knowledge of Walter Zuniga, Jacob Carroll, Nikkil D’Souza and Timothy Homstad.

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease” is defined in Section 4.12.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” is defined in Section 4.14(a).

“Loss” means any loss, claim, demand, Order, damage (including, without limitation, consequential damages), penalty, fine, cost (including any opportunity cost), settlement payment, Liability, Tax, Encumbrance, diminution of value, expense, fee, court costs or reasonable attorneys’ fees and expenses.

“Major Customers” is defined in Section 4.22(a).

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other results, occurrences, facts, changes, events or effects), materially adverse to the Business, assets, Liabilities, capitalization, condition (financial or otherwise), operating results, operations or prospects of the Company, or to the ability of the Company and the Seller to timely consummate the Transactions.

“Material Contract” is defined in Section 4.13.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of the conduct of the Business by the Company, consistent with past operating practices.

“Organizational Documents” means (a) the certificate or articles of incorporation and bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” means the Buyer, the Company and the Sellers.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due, (b) any lien for Taxes not yet due but for which adequate reserves have been made in accordance with GAAP, and (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Pre-Closing Tax Period” is defined in Section 9.1(a).

“Preceding Calculation Period” is defined in Section 2.6(b).

“Prime Contract” is defined in Section 4.13(c).

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Proposed Section 338(h)(10) Adjustment Payment” is defined in Section 9.6(e).

“Purchase Price” is defined in Section 2.2(a).

“Real Property” is defined in Section 4.12.

“Registrable Securities” shall mean (i) the shares of CynergisTek Stock included in the Securities Consideration and issued to the Sellers pursuant to this Agreement and (ii) any other securities issued or issuable with respect to or in exchange for Registrable Securities; provided, that, a security shall cease to be a Registrable Security if (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged pursuant to such Registration Statement, (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act, (c) such securities shall have ceased to be outstanding, or (d) all such securities are those immediately saleable under Rule 144 of the Securities Act without regard to any volume limitation requirements under Rule 144 of the Securities Act.

“Registration Statement” shall mean any registration statement of the Buyer filed after the Closing Date under the Securities Act that covers the public offering of Registrable Securities,

amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals.  The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Resolution Accountant” means Moss Adams; provided, that if such firm shall at any time no longer exist, or shall at any time fail or refuse to perform the functions of the Resolution Accountant under this Agreement, then “Resolution Accountant” means such other firm of public accountants, having a favorable professional reputation and (unless the Buyer and the Sellers otherwise agree) qualifying as independent public accountants with respect to the Buyer under Regulation S-X of the SEC, as may be designated by the Buyer with the consent of the Sellers, which consent shall not be unreasonably withheld or delayed; provided further, that no consent of the Seller shall be required for the designation by the Buyer, as the “Resolution Accountant,” of any accounting firm that succeeds to the accounting practice of Moss Adams so long as such successor qualifies as independent public accountants with respect to the Buyer.

“Restricted Period” means the period commencing on the date hereof and ending on the fifth 5th anniversary of such date.

“Restricted Territory” means the United State of America.

“Retention Escrow Funds” shall mean $1,000,000 of the Escrow Funds, to be disbursed to Sellers in accordance with this Agreement and the Escrow Agreement.

“Revenue” is defined in Section 2.6(h).

“R/W Escrow Funds” shall mean $500,000 of the Escrow Funds, to be disbursed to Sellers in accordance with this Agreement and the Escrow Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Section 338(h)(10) Adjustment Payment” is defined in Section 9.6(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Consideration” is defined in Section 2.2(b).

“Section 338(h)(10) Election” is defined in Section 9.6(a).

“Seller” is defined in the opening paragraph.

“Seller Representative” is defined in Section 10.1(a).

“Sellers’ Transaction Expenses” means all costs and expenses incurred by or on behalf of the Sellers or the Company or for which the Company is liable or any of its assets are subject in connection with the preparation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby, including, without limitation, any and all fees due to Capstone Headwaters, LLC for broker services.

“Services” is defined in Section 7.5(a).

“Share” means any issued and outstanding share of common stock, no par value, of the Company.

“Straddle Period” is defined in Section 9.1(b).

“Subcontract” is defined in Section 4.13(c).

“Subsequent Calculation Period” is defined in Section 2.6(b)

“Successor” is defined in Section 2.6(g)(iv).

“Tangible Personal Property” is defined in Section 4.9.

“Target Working Capital” is defined in Section 2.2(c).

“Tax” means (A) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, or computed, and including any interest, penalty, or addition thereto, whether disputed or not; (B) Liability for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) Liability for the payment of any amounts of the type described in clause (A) or (B) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Allocation” is defined in Section 9.6(c).

“Tax Return” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof required to be or actually supplied to a Governmental Body in connection with Taxes.

“Third-Party Claim” is defined in Section 8.6(a).

“Trading Day” means any day on which the New York Stock Exchange is open for trading, whether or not any of the CynergisTek Stock is actually traded on that exchange or on that day.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements, and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“Transaction Payments” includes, without limitation (i) all of the Sellers’ Transaction Expenses, if any, and (ii) all severance, change in control, stay-pay, stock appreciation or phantom stock bonus or other similar payments to any current or former employees, officers, directors or managers of the Company or any of its Affiliates arising as a result of the Transactions, together, without duplication, with any Taxes payable as a result of such payments; except in either case to the extent such have been paid and fully discharged by the Sellers or the Company prior to the Closing.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” is defined in Section 9.5.

“Working Capital” means (a) the amount of the current assets of the Company (including cash and equivalents, Accounts Receivable, earned but unbilled accounts receivable, Inventory and other current assets), minus (b) the amount of the current liabilities of the Company (excluding the Closing Date Debt but including deferred revenue), in each case calculated as of the close of business on the Closing Date in accordance with GAAP (as in effect on the date hereof) and, to the extent consistent with GAAP (as in effect on the date hereof), and in a manner consistent with the Company’s past accounting practices and its past operating practices (specifically, those accounting practices used in preparation of the Interim Balance Sheet).

“Year 1 Calculation Period” is defined in Section 2.6(h).

“Year 2 Calculation Period” is defined in Section 2.6(h).

“Year 3 Calculation Period” is defined in Section 2.6(h).

“Year End Bonuses” is defined in Section 7.11.

ARTICLE II
SALE AND PURCHASE OF SHARES

2.1Sale and Purchase of Shares

Subject to the terms and conditions of this Agreement, the Buyer will purchase from each Seller, and each Seller will sell and deliver to the Buyer, all of the Shares owned by such Seller and set forth opposite each Seller’s name on Schedule 2.1 which Shares equal one hundred percent (100%) of the issued and outstanding Shares of the Company.

2.2Purchase Price

(a)The total consideration for the Shares (the “Purchase Price”) shall be the sum of the Securities Consideration, the Cash Consideration and the Earn-out Amount, each as hereinafter defined.

(b)The “Securities Consideration” shall be 491,804 shares of CynergisTek Stock, which is that number of shares of CynergisTek Stock having an aggregate value of $1,500,000.00, such value to be calculated based upon a price per share equal to the average of the closing price of CynergisTek Stock on the NYSE American exchange for the 10 most recent Trading Days prior to the Closing Date (the “Average Closing Price”), rounded up to the nearest whole number of shares.

(c)The “Cash Consideration” shall be that amount of cash equal to:

(i) $5,500,000;

plus (ii) if the Working Capital exceeds $300,000 (the “Target Working Capital”), the amount of such excess;

plus (iii) the Section 338(h)(10) Adjustment Amount;

minus (iv) if the Working Capital is less than the Target Working Capital, the amount of such deficit;

minus (v) the aggregate amount of all Transaction Payments;

minus (vi) the Closing Date Debt Payoff Amount.

(d)Because the Cash Consideration cannot be calculated with precision until after the Closing, an estimate of the Purchase Price has been made by the Parties in the amount of $5,792,152.02 (the “Estimated Cash Consideration”), based on mutually determined estimates of the Company’s Liabilities and Working Capital as of 12:01 a.m. Central Time on the Closing Date (the “Closing Time”). Schedule 2.2(d) sets forth the basis on which the estimates of the Company’s Liabilities and Working Capital as of the Closing Time were made. Contemporaneously herewith, the Buyer is paying the Estimated Cash Consideration, in immediately available funds, to or for the account of the Seller pursuant to the below, subject to Section 2.2(e) below.  If, as provided below, it is finally determined that the Estimated Cash Consideration is greater than or less than the Cash Consideration as finally determined, then appropriate adjustments (and corresponding payments between the parties) will be made as provided below.

(e)At the Closing, subject to the terms and conditions of this Agreement,

(i)each Seller shall transfer all of the Shares owned by such Seller to the Buyer by delivering to the Buyer the certificates therefor, with all necessary endorsements and assurances in order to permit immediate registration of the transfer thereof on the books of the Company, free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities Law), accompanied by duly executed stock powers, in form and substance reasonably satisfactory to the Buyer, and

(ii)against receipt of the Shares, the Buyer shall pay the Securities Consideration and the Estimated Cash Consideration as follows:  (A) 491,804 shares of CynergisTek Stock, having an aggregate value of approximately $1,500,000 based on the Average Closing Price, shall be delivered to the Sellers, pro rata among the Sellers in proportion to each Seller’s ownership of the Shares; and (B) $1,500,000 of the Estimated Cash Consideration (the “Cash Escrow Amount”) shall be remitted to the Escrow Agent, to be held and disbursed by it pursuant to the terms of the Escrow Agreement, and the balance of the Estimated Cash Consideration shall be paid to the Sellers, pro rata among the Sellers in proportion to each Seller’s ownership of the Shares, by wire transfers of immediately available funds to bank accounts designated by the Sellers.  Sellers shall designate such bank accounts at least two Business Days prior to the Closing Date.

2.3Closing Statement

(a)After the Closing, the Buyer will, or will cause the Company to, prepare a closing statement consisting of: (i) the balance sheet of the Company at the close of business on the Closing Date (the “Closing Balance Sheet”); (ii) its calculation of the actual Working Capital; (iii) its calculation of the Transaction Payments; (iv) its calculation of the Closing Date Debt Payoff Amount; and (v) its

calculation of the Cash Consideration (collectively, the “Closing Statement”).  Within 60 days after the Closing Date, the Buyer will deliver the Closing Statement to the Sellers.

(b)The Sellers and their accounting representatives will be entitled to examine the work papers related to the preparation of the Closing Statement and the relevant books and records of the Company and to discuss the preparation of the Closing Statement with the Buyer.

(c)The Sellers may dispute any amounts reflected on the Closing Statement, but only if the Sellers shall have notified the Buyer and the Company in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days after the date the Company delivered the Closing Statement to the Sellers.  To the extent that the Sellers do not dispute an amount reflected on the Closing Statement in accordance with the prior sentence, such amount shall be deemed final and binding on the Parties.  In the event of such a dispute, the Sellers and the Buyer shall attempt to reconcile their differences.  If the Sellers and the Buyer are unable to reach a resolution with such effect within thirty (30) days after receipt by the Buyer of written notice of dispute, the Sellers and the Buyer shall submit the items remaining in dispute for resolution to the Resolution Accountant, which shall be instructed to use its best efforts to render a decision as to all items in dispute within thirty (30) days after such submission.  Such decision shall be final and binding on the Parties.  The Buyer and the Sellers each shall pay 50% of the fees and disbursements of the Resolution Accountant.  In acting under this Agreement, the Resolution Accountant shall be entitled to the privileges and immunities customary of arbitrators.

(d)The Closing Statement, and consequently the determination of the Cash Consideration (in each case as recalculated to reflect the resolution of any disputes resolved in accordance with Section 2.3(c)), shall be deemed final for the purposes of this Agreement upon the earlier of (i) the failure of the Sellers to notify the Buyer of a dispute within thirty (30) days after the date the Buyer delivered the Closing Statement to the Seller and (ii) the resolution of all disputes pursuant to Section 2.3(c).

2.4Post-Closing Cash Consideration Adjustment

(a). Within five (5) Business Days after the final determination of the Cash Consideration pursuant to Section 2.3:

(a)if the Cash Consideration as finally determined exceeds the Estimated Cash Consideration, the Buyer shall pay to the Sellers, pro rata among the Sellers in proportion to each Seller’s ownership of the Shares, by wire transfer of immediately available funds to a bank account designated by the Sellers, the amount of such excess; or

(b)if the Cash Consideration as finally determined is less than the Estimated Cash Consideration, the Sellers shall pay to the Buyer, by wire transfer of immediately available funds to a bank account designated by the Buyer, the amount of such deficit.

2.5Closing

The closing of the Transactions to be performed on the Closing Date (the “Closing”) will take place at 10:00 a.m. Central Time concurrently with the execution and delivery of this Agreement, or such other date as the Buyer and the Sellers may mutually determine (the “Closing Date”).  The sale, assignment, transfer and conveyance to the Buyer of the Shares will be deemed effective as the Closing Time.

2.6Contingent Earn-Out Consideration.

(a) Subject to the terms and conditions of this Section 2.6, as a component of the Purchase Price, the Buyer shall pay to the Sellers with respect to each Calculation Period within the Earn-out Period an amount, if any, equal to the Earn-out Amount for each Calculation Period (each, an “Earn-out Payment”) based on a sliding scale as described on Exhibit B, which Exhibit B is incorporated herein by this reference.  The Earn-out Payments, if and when earned, shall be payable: (i) 70% in cash or shares of CynergisTek Stock, in the Buyer’s sole discretion; and (ii) 30% in shares of CynergisTek Stock (the “Earn-out Cash to Stock Ratio”); provided, that in no event shall the Buyer be obligated to pay to the Sellers more than $4,000,000 in the aggregate for all Calculation Periods during the Earn-out Period, with the value of the CynergisTek Stock based upon a price per share equal to the average of the closing price of CynergisTek Stock on the NYSE American exchange for the 10 most recent Trading Days prior to the end of the applicable Calculation Period. Notwithstanding the foregoing, upon the happening of any of the events or conditions prior to the end of the Earn-out Period described in Section 2.6(g) below, the Buyer may modify the Earn-out Cash to Stock Ratio in the Buyer’s sole discretion and may elect to pay the Earn-out Payments in cash.

(b)The amount of the Earn-out Payment (the “Earn-out Amount”) for each Calculation Period shall be calculated as follows:

(i)No Earn-out Payment shall be due for such Calculation Period if the Revenue is less than 80% of the applicable Revenue Target for such Calculation Period.

(ii)If the Revenue for such Calculation Period is between 80% and 84.99% of the Revenue Target for such Calculation Period, the Sellers shall be entitled to receive the Earn-out Amount listed in the “Tier 1” row for such Calculation Period, as set forth on Exhibit B.

(iii)If the Revenue for such Calculation Period is between 85% and 89.99% of the Revenue Target for such Calculation Period, the Sellers shall be entitled to receive the Earn-out Amount set forth in the “Tier 2” row for such Calculation Period, as set forth on Exhibit B.

(iv)If the Revenue for such Calculation Period is between 90% and 94.99% of the Revenue Target for such Calculation Period, the Sellers shall be entitled to receive the Earn-out Amount listed in the “Tier 3” row for such Calculation Period, as set forth on Exhibit B.

(v)If the Revenue for such Calculation Period is between 95% and 99.99% of the Revenue Target for such Calculation Period, the Sellers shall be entitled to receive the Earn-out Amount listed in the “Tier 4” row for such Calculation Period, as set forth on Exhibit B.

(vi)If the Revenue for such Calculation Period is equal to or greater than the Revenue Target for such Calculation Period, the Sellers shall be entitled to receive the Earn-out Amount listed in the “100% of Revenue Target” row for such Calculation Period, as set forth on Exhibit B.

Without limiting the foregoing, any shortfall in Revenue in a particular Calculation Period may be made up in a subsequent Calculation Period (a “Subsequent Calculation Period”), such that Sellers will be credited for any Revenue in excess of the Revenue Target in a Subsequent Calculation Period (the “Excess Amount”) toward the calculation of Revenue for the immediately preceding Calculation Period (the “Preceding Calculation Period”) for purposes of calculating the Earn-out Amount for such Preceding Calculation Period (the “Earn-out Catch Up”).  In order to be eligible for the Earn-out Catch Up, the Revenue in a Preceding Calculation Period, together with the Excess Amount, must be equal to or greater than the Revenue Target for such Preceding Calculation Period.   An illustrative example of the Earn-out Catch Up is described on Exhibit B.

(c)The Buyer shall cause to be prepared stand-alone revenue statements of the Company Business for each Calculation Period, and shall, not later than the 60th day of the next calendar year, prepare and deliver to the Sellers a written statement (the “Earn-out Statement”) setting forth its calculation of Revenue for such Calculation Period and the resulting Earn-out Amount due to the Sellers for such Calculation Period, if any, along with supporting documentation.  The Company and the Buyer shall permit the Sellers and their representatives to have full access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Earn-out Statement and provide the Sellers with copies thereof (as reasonably requested by the Sellers).  If the Sellers disagree with any part of the Buyer’s calculation of the items set forth in the Earn-out Statement, the Sellers shall, within 30 days after the Sellers’ receipt of the Earn-out Statement, notify the Buyer in writing of such disagreement by setting forth the Sellers’ calculation of the items set forth in the Earn-out Statement and describing in reasonable detail the basis for such disagreement (an “Earn-out Objection Notice”).  The Buyer and the Sellers shall negotiate in good faith to resolve their disagreements with respect to the items set forth in the Earn-out Objection Notice, including the calculations of the Revenue (the “Disputed Items”).  If the Buyer and the Sellers are unable to resolve all such Disputed Items within 30 days after the Buyer’s receipt of such Earn-out Objection Notice, the Buyer and the Sellers shall submit such remaining Disputed Items to the Resolution Accountant, which shall be instructed to use its best efforts to render a decision as to all items in dispute within 30 days after such submission.  The Resolution Accountant’s decision shall be final and binding on the Parties.  The Buyer and the Sellers each shall pay 50% of the fees and disbursements of the Resolution Accountant.

(d)Any Earn-Out Payment that the Buyer is required to make pursuant to this Section 2.6 shall be paid to the Sellers pro rata among the Sellers in proportion to each Seller’s ownership of the Shares, no later than ten Business Days following the date upon which the determination of the Earn-out Payments for the applicable Calculation Period becomes final and binding upon the parties by agreement of the parties or pursuant to Section 2.6(c).

(e)The Buyer’s obligation to pay each of the Earn-out Payments to the Sellers shall be an independent obligation of the Buyer subject only to the satisfaction of the Company Business’ performance benchmarks set forth in Section 2.6(b) and shall not be subject to any other conditions, except that, in the event a Seller terminates his employment with the Buyer without Good Reason (as defined in such Seller’s Employment Agreement), such Seller will forfeit the right to receive any Earn-out Payments following the date of his termination.   Except as set forth herein, the obligation to pay an Earn-out Payment to the Sellers would not obligate the Buyer to pay any preceding or subsequent Earn-out Payment.

(f)In order to provide the Sellers with the opportunity to achieve the Earn-out Payments, from the Closing Date through the date that all Earn-out Payments have been paid to the Sellers or finally determined not to be payable to the Sellers in accordance with this Agreement (and any related disputes resolved), the Buyer shall, and shall cause the Company Business to, and the Company Business shall, do the following:

(i)not, directly or indirectly, take any actions in bad faith or for the purpose of avoiding or reducing any Earn-out Payment; and

(ii)ensure that the Sellers will have the authority to conduct the day-to-day operations of the Company Business, subject to the direction and control of Buyer’s chief executive officer.

(g)Upon the happening of any of the following events or conditions prior to the end of the Earn-out Period, the maximum Earn-out Amounts that could still be earned under this Agreement for the then-current Calculation Period and any Calculation Period(s) remaining following the occurrence of such event or circumstance, shall be deemed earned and become due and payable as and when the corresponding Earn-out Payments would have otherwise been due, to one or more of the Sellers, as applicable, as follows:

(i)If a Seller’s employment shall be terminated by the Buyer without Cause (as defined in such Seller’s respective Employment Agreement), or terminated by such Seller with Good Reason (as defined in such Seller’s respective Employment Agreement), the maximum Earn-out Amounts which could be earned by such Seller shall be deemed earned/achieved and become due and payable, pro rata in proportion to such Seller’s ownership of the Shares, as to such terminated Seller only, as and when the corresponding Earn-out Payment(s) would have otherwise been due;

(ii)If the Buyer shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing, then the maximum Earn-out Amounts which could still be earned by the Sellers shall be deemed earned/achieved and become due and payable to the Sellers, pro rata among the Sellers in proportion to each Seller’s ownership of the Shares, as and when the corresponding Earn-out Payment(s) would have otherwise been due; or

(iii)If any involuntary proceeding shall be commenced against the Buyer seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days, then the maximum Earn-out Amounts which could still be earned by the Sellers shall be deemed earned/achieved and become due and payable to the Sellers, pro rata among the Sellers in proportion to each Seller’s ownership of the Shares, as and when the corresponding Earn-out Payment(s) would have otherwise been due.

(iv)If (A) the Buyer or its Affiliates shall cease to be the sole direct or indirect owner, of record and beneficially, of substantially all of the assets constituting the Company Business or all of the issued and outstanding capital stock of the Company, (B) the Buyer shall undergo a Change of Control, shall enter into any merger where it is not the surviving entity, or shall cease to conduct business or dissolve, or (C) the Company or the Buyer shall transfer all or substantially all of the assets related to the Company Business, or shall cease to conduct business or dissolve, then the maximum Earn-out Amounts which could still be earned by the Sellers shall be deemed earned/achieved and become due and payable to the Sellers, pro rata among the Sellers in proportion to each Seller’s ownership of the Shares, as and when the corresponding Earn-out Payment(s) would have otherwise been due; provided, however, that if any Person which (X) acquires all of the assets constituting the Company Business, or all of the issued and outstanding capital stock of the Company or the Buyer, or (Y) is the surviving entity in any merger, consolidation or other business combination (“Successor”), agrees to assume Buyer’s obligation to pay the Earn-out Payments to the Sellers if and when earned and does not materially change the roles and responsibilities of the Sellers as they relate to the operation of the Company Business (other than immaterial changes to the Sellers’ roles and responsibilities under their employment arrangements which changes do not alter any of the covenants in this Section 2.6), the Earn-out Amounts shall not be deemed earned/achieved and shall be calculated as described in this Section 2.6 with the Successor standing in place of the Buyer in every respect.  If one or more of the Sellers believes that its roles and responsibilities have been materially altered or changed as described in this Section 2.6(g)(iv), such Seller shall notify the Successor, and provide the Successor the opportunity to cure any such alleged change or alteration to such Seller’s roles and responsibilities within thirty (30) days of such notification.

(h)As used in this Section 2.6, the following definitions shall apply:

(i)“Revenue” shall mean, with respect to any particular period: (A) the revenue realized by the Company Business resulting from services similar to those being performed by the Company as of the Closing Date; (B) the revenue realized by the Buyer or an Affiliate of the Buyer as a result of its merger with or acquisition of any business following the Closing Date that is made part of the Company Business, which revenue results primarily from the efforts of Sellers and employees of the Company Business; and (C) new services proposed after the Closing Date pursuant to the Buyer’s customary new service development process, if and as mutually agreed upon by the Buyer and the Sellers.  For the avoidance of doubt, any revenue realized from services not offered by the Company as of the Closing Date or not delivered by the Company Business following the Closing Date, will not be considered “Revenue” for purposes of this Agreement.

(ii)“Revenue Target” means, for each Calculation Period, that number set forth on Exhibit B that corresponds to the particular Calculation Period; it being understood that certain amounts used to calculate the Revenue Target for the Year 1 Calculation Period are based off of the trailing twelve month Revenue of the Company Business, as described on Exhibit B.

(iii)“Calculation Periods” refers to 12-month periods, beginning on the first day of the first full calendar month following the Closing Date (the “Year 1 Calculation Period”), the next successive 12-month period following the Year 1 Calculation Period (the “Year 2 Calculation Period”), and the next successive 12-month period following the Year 2 Calculation Period (the “Year 3 Calculation Period”).

(iv)“Company Business” means the business of the Company as operated from and after the Closing Date, either as a standalone entity, in the Company as a subsidiary of the Buyer or in a separate business unit of the Buyer, and accounted for accordingly.

(v)“Earn-out Period” means the period beginning on the first day of the Year 1 Calculation Period and ending on the day that the Year 3 Calculation Period ends.

2.7Purchase Price Allocation

In conjunction with the Section 338(h)(10) Election, the Buyer shall use commercially reasonable efforts to prepare a schedule setting forth the fair market value of the assets of the Company for purposes of allocating the Purchase Price including the non-competition covenant of the Sellers (the “Allocation Schedule”) prior to the date which is 90 days following the Closing Date and shall deliver such Allocation Schedule to the Sellers promptly after it is prepared.  If the Sellers provide written objections to the Buyer disputing the Allocation Schedule within thirty (30) days following the Sellers’ receipt of the Allocation Schedule, then the Buyer and the Sellers will attempt to negotiate, in good faith, a resolution to such dispute; if the Buyer and the Sellers fail to resolve such dispute within thirty (30) days of the delivery of the Allocation Schedule by the Buyer to the Sellers, then such dispute will be submitted to the Resolution Accountants. If the determination of the Resolution Accountants results in an Allocation Schedule in an aggregate dollar amount within five percent (5%) of the aggregate dollar amount of allocations proposed by the Buyer in the Allocation Schedule delivered to the Sellers, then the Sellers shall pay all of the fees and expenses of the Resolution Accountant in resolving such dispute.  In all other cases, the Buyer shall pay all of the fees and expenses of the Resolution Accountant.  The Resolution Accountant shall be instructed to use its best efforts to render a decision as to the Allocation Schedule within thirty (30) days after such submission. Once final, such allocation shall be the agreed allocation; provided, however, that amounts allocated to items included in the calculation of Working Capital will be subject to appropriate adjustment to reflect the final determination of Working Capital in accordance with Section 2.3.  The Buyer and the Sellers shall file any and all Tax Returns in accordance with the Allocation Schedule and shall take no position inconsistent with the Allocation Schedule unless required by applicable Law or to reflect subsequent developments such as an adjustment to the Purchase Price.  Each of the Parties acknowledges and agrees that the amount of consideration allocated under this Section 2.7 to the restrictive covenants set forth in Section 7.4 is not, and shall not be construed as, an agreement as to or otherwise a factor in limiting the anticipated damages which may be incurred by Sellers (and their Affiliates) as a result of a breach of Section 7.4.

2.8Withholding

Notwithstanding anything to the contrary in Article II, if agreed upon by the Sellers, the Buyer or the Company (as appropriate), shall be permitted to deduct and withhold any amounts from the Purchase Price (or any portion thereof) as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law (including the employer portion thereof, if applicable) as reasonably determined by the Buyer.  Any amounts so deducted or withheld shall be treated as if paid to the Party for whom the deduction or withholding was required.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each of the Sellers, severally and not jointly, represents and warrants to the Buyer that the following representations are true and complete as of the Closing Date:

3.1Authority

Such Seller has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Seller is a party and to perform such Seller’s obligations thereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against such Seller in accordance with the terms of this Agreement.  Upon the execution and delivery by such Seller of each Transaction Document to which such Seller is a party, such Transaction Document will constitute the valid and legally binding obligation of such Seller enforceable against such Seller in accordance with the terms of such Transaction Document.

3.2Share Ownership

Such Seller owns of record and beneficially the number of Shares set forth next to such Seller’s name on Schedule 2.1, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law and Encumbrances listed on Schedule 4.2 that will be terminated before the Closing).  Except as set forth on Schedule 4.2, such Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Shares or (b) any voting trust, proxy or other Contract relating to the voting of any Shares.  At the Closing, such Seller will have duly transferred to the Buyer all of such Seller’s Shares, free and clear of any Encumbrance.

3.3No Conflicts

Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which such Seller, or any of such Seller’s Shares, is subject; (b) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s Shares is subject or the performance of which is guaranteed by such Seller; or (c) result in the imposition of any Encumbrance on any of such Seller’s Shares.  Such Seller need not notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

3.4Litigation

There is no Proceeding pending or, to such Seller’s Knowledge, threatened or anticipated against such Seller relating to or affecting the Transactions.

3.5No Brokers’ Fees

Except as set forth on Schedule 3.5, such Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Buyer or the Company could be liable.

3.6Securities Law

(a)Such Seller acknowledges that the offer and sale of the Securities Consideration is intended to be exempt from registration under the Securities Act and all applicable state securities Law.

(b)Such Seller:  (i) has been furnished with a copy of the Buyer’s Form 10-K most recently filed with the SEC and all reports or documents required to be filed thereafter with the SEC pursuant to the Exchange Act, as amended; (ii) has been provided copies of all other reasonably requested material information regarding the Buyer; and (iii) has been afforded an opportunity to ask questions of, and receive answers from, management of the Buyer in connection with the Securities Consideration.  Such Seller has not been furnished with any oral or written representation in connection with the purchase of the Securities Consideration by or on behalf of the Buyer that such Seller has relied on that is not contained in this Agreement.

(c)Each Seller: (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act; (ii) has obtained, in its judgment, sufficient information to evaluate the merits and risks of the purchase of the Securities Consideration; (iii) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such purchase of the Securities Consideration and to make an informed investment decision with respect thereto; and (iv) has consulted with its own advisors with respect to the purchase of the Securities Consideration.

(d)The Securities Consideration is being acquired for such Seller’s own account for investment and not for the benefit or account of any other Person and not with a view to, or in connection with, any resale or distribution thereof.  Such Seller fully understands and agrees that it must bear the economic risk of the investment in the Securities Consideration for an indefinite period of time because, among other reasons, such Securities Consideration has not been registered under the Securities Act or under the securities Law of any states, and, therefore, the shares of such Securities Consideration are “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities Law of such states or an exemption from such registration is otherwise available.

(e)Such Seller intends that the state securities Law of the State of Minnesota alone (and not the securities Law of any other state) will apply to its acquisition of the Securities Consideration.  Such Seller meets all suitability standards imposed by the State of Minnesota relating to the purchase of the Securities Consideration hereunder without registering such Securities Consideration under the securities Law of such state.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

The Sellers and the Company, jointly and severally, represent and warrant to the Buyer as follows:

4.1Organization, Qualification and Corporate Power

Schedule 4.1 sets forth the Company’s jurisdiction of incorporation, the other jurisdictions in which it is qualified to do business, and its directors and officers.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required.  The Company has full corporate power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations.  The Company does not currently maintain, nor has at any time in the past maintained, employees or assets of any kind in any jurisdiction outside of the United States. The Company has delivered to the Buyer correct and complete copies of the Organizational Documents of the Company.  The Company is not in violation of any of its Organizational Documents.  The minute books, the stock certificate books and the stock ledger of the Company, in each case as delivered or made available to the Buyer, are correct and complete.  The Company has not, within the last five years, (i) used any trade names or assumed names other than the trade names or assumed names set forth on Schedule 4.1 or (ii) operated any business other than the Business.

4.2Capitalization

The entire authorized capital stock of the Company consists solely of 10,000 shares of voting common stock, of which only 3,191 shares of voting common stock are outstanding and all such outstanding shares are owned of record and beneficially by the Sellers, as set forth on Schedule 2.1.  All of the outstanding capital stock of the Company has been duly authorized and is validly issued, fully paid and nonassessable.  Except as set forth on Schedule 4.2, there are no outstanding securities convertible or exchangeable into capital stock of the Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  The Company has not violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities.  Except as set forth on Schedule 4.2, there are no voting trusts, proxies or other Contracts relating to the voting of the capital stock of the Company.  The Company does not control or own, directly or indirectly, any equity or profits interests in any Person or have the power, directly or indirectly, to elect any Persons to the board or directors or comparable governing body of any other Person.

4.3Authority

The Company has full corporate power and authority to execute and deliver this Agreement and each Transaction Document to which the Company is a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which the Company is a party have been duly authorized by the board of directors of the Company.  This Agreement and each Transaction Document to which the Company is a party constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms thereof.  Upon the execution and delivery by the Company of each Transaction Document to which the Company is a party, such Transaction Document will constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with the terms of such Transaction Document.

4.4No Conflicts

Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which the Company or any asset owned or used by the Company is subject; (b) violate any Permit held by the Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by the Company; (c) violate any Organizational Document of the Company; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Material Contract; (e) cause the Buyer or the Company to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by the Company.  Except as set forth on Schedule 4.4, the Company does not need to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

4.5Financial Statements

(a)The following financial statements were provided to Buyer by the Company (collectively, the “Financial Statements”):  (i) unaudited balance sheets of the Company as of December 31 for each of the years 2017 to 2018, and statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended; and (ii) an unaudited, consolidated balance sheet (the “Interim Balance Sheet”) of the Company as of September 30, 2019, and statements of income, changes in stockholders’ equity, and cash flow for the 9-month period then ended.  The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Company as of and for their respective dates and periods covered thereby; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and lack notes (which, if presented, would not differ materially from the notes accompanying the Balance Sheet).

(b)The Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which it is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by it with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in its industry, (iv) form the basis for the Financial Statements with respect to the Company and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of it on an accrual basis.  All computer-generated reports and other computer output included in its books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data.  The Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

(c)Except as set forth on Schedule 4.5, there are no events of fraud, whether or not material, that involve management or other employees of the Company who have a significant role in the Company’s financial reporting and/or relate to the Business.

4.6Absence of Certain Changes

Since September 30, 2019 (the “Interim Date”), there has not been any Material Adverse Effect and no event has occurred or circumstance exists that reasonably could result in any such Material Adverse Effect.  Except as set forth on Schedule 4.6, since the Interim Date, the Company has:

(a)not sold, leased, transferred or assigned any asset, other than for fair consideration in the Ordinary Course of Business or made any distributions of any assets (cash or otherwise) to any of its Affiliates;

(b)not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than the sale or transfer of inventory or immaterial assets for fair consideration in the Ordinary Course of Business;

(c)not experienced any material damage, destruction or loss other than ordinary wear and tear (whether or not covered by insurance) to its property or assets in excess of $5,000 in the aggregate;

(d)not entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than $15,000 or that can not be terminated without penalty on less than six months notice;

(e)not accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts or Permits) involving more than $15,000 annually to which the Company is a party or by which it or its assets is bound, and the Company has not received notice that any other party to such a Contract or Permit (or series of reasonably related Contracts or Permits) has accelerated, terminated, modified or cancelled the same;

(f)not had an Encumbrance (other than Permitted Encumbrances) imposed upon it or any of its assets;

(g)not (i) made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business, (ii) failed to make any scheduled capital expenditures or investments when due, or (iii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $5,000;

(h)not delayed or postponed the payment of accounts payable and other Liabilities, accelerated the collection of accounts receivable, in either case outside the Ordinary Course of Business, or altered any accounting method or practice;

(i)not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $5,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;

(j)not canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $5,000;

(k)not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or amended any of its Organizational Documents;

(l)not (i) conducted the Business outside the Ordinary Course of Business, (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the compensation of any of its directors, officers or employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;

(m)not made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(n)not had any Proceeding commenced nor, to the Company’s Knowledge, threatened or anticipated relating to or affecting the Company, the Business or any asset owned or used by it;

(o)not suffered (i) any loss of any material customer, distribution channel, sales location or source of supply of raw materials, inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, or (ii) any occurrence, event or incident related to the Company outside of the Ordinary Course of Business.

4.7No Undisclosed Liabilities

.  Except as set forth on Schedule 4.7, the Company has not incurred any Liability (and no basis exists for any Liability), except for (a) Liabilities under executory Contracts that are either listed on Schedule 4.13 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet (c) current Liabilities incurred in the Ordinary Course of Business since the Interim Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law) and (d) Liabilities that are not required to be reflected in the Company’s Financial Statements in accordance with GAAP and are individually or in the aggregate not greater than $5,000.

4.8Title to and Sufficiency of Assets

The Company has good and marketable title to, or a valid leasehold interest in, every property or asset used by it, located on its premises, purported to be owned by any it, or shown on the Interim Balance Sheet or acquired by the Company after the Interim Date (the “Assets”), free and clear of any Encumbrances except for Permitted Encumbrances and except for properties and assets disposed of in the

Ordinary Course of Business since the Interim Date.  The Assets include (a) all tangible and intangible property and assets necessary for the continued conduct of the Business and the provision of services therewith as of the Closing in the same manner as conducted prior to the Closing and in compliance in all material respects with all applicable Laws, Material Contracts and Permits as of the Closing and (b) all property and assets necessary to generate the results of operations for the Business reflected in the Financial Statements and to perform under the Material Contracts.

4.9Tangible Personal Property; Condition of Assets

Schedule 4.9 lists all machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, and other items of tangible personal property owned by the Company (the “Tangible Personal Property”) that has a net book value in excess of $5,000 and the net book value of each such item.  To the Company’s Knowledge, the buildings, structures, Tangible Personal Property and other tangible assets that are owned or leased by the Company are structurally sound, free from material defects, in good operating condition and repair (normal wear and tear excepted) and suitable for the uses for which they are used in the Business.  To the Company’s Knowledge, none of such buildings, structures, Tangible Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Tangible Personal Property or other tangible asset.  All of the tangible assets owned or leased by the Company are located on the Real Property (except for those in transit or located temporarily at any worksite for purposes of the conduct of the Business).

4.10Accounts Receivable; Accounts Payable

(a)All Accounts Receivable as of the Closing Date represent or will represent valid obligations arising from goods or services actually sold by the Company in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Receivable are and will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Company as of the Closing Date, respectively.  The foregoing reserves are calculated consistent with past practices.  There is no contest, claim, or right to set-off, other than warranty work in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule 4.10(a) contains a list of all Accounts Receivable as of the Interim Date, which list sets forth the aging of such Accounts Receivable.

(b)All Accounts Payable as of the Closing Date represent or will represent valid obligations arising from purchases or commitments actually made by the Company in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Payable are and will be as of the Closing Date current and payable in accordance with their terms net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Company as of the Closing Date, respectively.  There is no contest, claim, or right to set-off under any Contract with any obligee of an Account Payable relating to the amount or validity of such Account Payable.  Schedule 4.10(b) contains a list of all Accounts Payable as of the Interim Date, which list sets forth the aging of such Accounts Payable.

4.11Inventory

The Company has no Inventory.

4.12Real Property

The Company does not own, nor has ever owned, any real property.  Schedule 4.12 lists all of the real property and interests therein leased, subleased or otherwise occupied or used by the Company (with all easements and other rights appurtenant to such property, the “Real Property”).  For each item of Real Property, Schedule 4.12 also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the Company holds a possessory interest in the Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”).  Except as set forth on Schedule 4.12, the leasehold interest of the Company with respect to each item of Real Property is free and clear of any Encumbrances, except Permitted Encumbrances.  The Company is not is a sublessor of, and has not assigned any lease covering, any item of Real Property.  The Real Property constitutes all interests in real property currently used in connection with the Business necessary to conduct the Business in the Ordinary Course of Business.  Leasing commissions or other brokerage fees due from or payable by the Company with respect to any Lease have been paid in full.

4.13Contracts

(a)Schedule 4.13 lists the following Contracts to which the Company is a party or by which the Company is bound or to which any asset of the Company is subject or under which the Company has any rights or the performance of which is guaranteed by the Company or under which the Company is conducting any of the Business (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”): (i) each Contract (or series of related Contracts) that involves delivery or receipt of products or services of an amount or value in excess of $15,000 or that involves expenditures or receipts in excess of $15,000; (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including each Lease and License; (iii) each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or non-disclosure of any Intellectual Property; (iv) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (v) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vi) each Contract containing any covenant that purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person; (vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (viii) each power of attorney; (ix) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential, incidental or punitive damages; (x) each Contract (or series of related Contracts) for capital expenditures in excess of $15,000; (xi) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business; (xii) each Contract for Indebtedness; (xiii) each employment or consulting Contract; (xiv) each Contract to which the Seller or any Related Person of the Sellers or of the Company is a party or otherwise has any rights, obligations or interests; and (xv) each Contract not terminable without penalty on less than six months notice.

(b)The Company has delivered to the Buyer a correct and complete copy of each written Material Contract.  Each Material Contract, with respect to the Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date.  Each Material Contract, with respect to the other parties to such Material Contract, to the Company’s Knowledge, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date.  Except as set forth in Schedule 4.13, the Company is not in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract.  No other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract.  No party to any Material Contract has repudiated any provision of any Material Contract.

(c)There is no Contract to which the Company is a party and performing work as a subcontractor for a prime contractor (a “Subcontract”), which incorporates terms or conditions from the related Contract between the prime contractor and the other Person party thereto (the “Prime Contract”), where the terms and conditions incorporated into the Subcontract from the Prime Contract (i) impose material obligations on the Company not expressly delineated in the Subcontract (e.g., can not incorporate by reference to the Prime Contract) or (ii) require the Company to perform in a manner inconsistent with, or above and beyond, the terms of Material Contracts (which are not Subcontracts) previously provided to the Buyer.

4.14Intellectual Property

(a)Except as set forth on Schedule 4.14, the Company is the sole and exclusive legal and beneficial, and, as to registered Intellectual Property, record, owner of all right, title and interest in and to the Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered, or will enter, prior to Closing, into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Intellectual Property.  Each item of Intellectual Property owned, licensed or used by the Company immediately prior to the Closing is set forth on Schedule 4.14.  Each item of Intellectual Property owned, licensed or used by the Company is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.  Schedule 4.14 identifies each item of Intellectual Property that any Person other than the Company owns and that the Company uses pursuant to license, agreement or permission (a “License”).  With respect to each item of Intellectual Property required to be identified in Schedule 4.14:  (i) such item is not subject to any Order; (ii) no action is pending or, to the Company’s Knowledge, is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) the Company has not granted any sublicense or similar right with respect to the License relating to such item.

(b)The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property.  There are no Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property or the Company’s rights with respect to any Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Intellectual Property. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(c)The Company has taken all commercially reasonable actions to maintain and protect all of the Intellectual Property as of the Closing Date so as not to adversely affect the validity or enforceability thereof.  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

4.15Tax

(a)The Company has timely filed with the appropriate Governmental Body all Tax Returns that the Company was required to have filed.  All Tax Returns filed by the Company are true, correct and complete in all respects.  All Taxes owed (or required to be remitted) by the Company (whether or not shown or required to be shown on any Tax Return) have been timely paid to the appropriate Governmental Body.

(b)No claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction.  There are no Encumbrances on any of the assets of the Company that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax.  Schedule 0 contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which the Company has filed a Tax Return at any time during the six-year period ending on the date hereof, identifies those Tax Returns that have been audited, identifies those Tax Returns that currently are the subject of audit, lists all Tax rulings and similar determinations requested or received by the Company or Sellers, identifies those Tax Returns that are due to be filed within 90 days after the date hereof and contains a complete and accurate description of all material Tax elections that were made by or on behalf of the Company.  The Company has delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, the Company during the six-year period ending on the date hereof.

(c)The Company (i) has never been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (ii) has never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (iii) does not have any liability for Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract, or otherwise, and (iv) has never been a party to any joint venture, partnership or other agreement or arrangement that could be treated as a partnership for Tax purposes.

(d)The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for a tax-free treatment under Code Section 355.

(e)The Company has withheld or collected, and timely paid to the appropriate Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, stockholder, independent contractor, or other third party.

(f)There is no basis for any Governmental Body to, and no Seller or director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Body to, assess any additional Taxes for any period.  There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or permitted) by the Company either claimed or raised by any Governmental Body in writing or as to which any of the Sellers or Company has Knowledge.  The Company has not waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax.  No extension of time within which to file any Tax Return of the Company has been requested, granted or currently is in effect.

(g)The unpaid Taxes of the Company did not, as of the Interim Date, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Statement (rather than in any notes thereto) and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.  Since the Interim Date, the Company has not incurred any Liability for Taxes outside the ordinary course of business.

(h)The Company has not, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute a “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4 or a “tax shelter” as defined in Code Section 6111 and the Treasury Regulations thereunder.

(i)The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date, including as a result of: (i) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (ii) change in method of accounting under Code Section 481(c); (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Code Section 1502; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(j)The Company has been a validly electing S Corporation within the meaning of Code sections 1361 and 1362 (and any comparable provisions of applicable state or local Tax Law) at all times since its formation, and the Company will be an S Corporation up to and including the Closing Date.  The Company has no “qualified subchapter S subsidiaries” within the meaning of Code section 1361(b)(3)(B).  The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or part, by reference to the Tax basis of the acquired property (or any other property) in the hands of the transferor or (ii) acquired the stock of a corporation that is a qualified subchapter S subsidiary within the meaning of Code section 1361(b)(3)(B).

(k)The Company is not and has never been a “United States real property holding corporation” as such term is defined in the Code and any applicable regulations promulgated thereunder.

(l)Schedule 0 lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) to which the Company is a party that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and the Treasury Regulations thereunder.  Each such nonqualified deferred compensation plan (i) complies, and is operated and administered in accordance, with the requirements of Code Section 409A, the Treasury Regulations thereunder and any other IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Code Section 409A from the period beginning on the adoption of such nonqualified deferred compensation plan.

4.16Legal Compliance

(a)The Company is, and since January 1, 2017, has been, in compliance in all material respects with all applicable Laws and Permits.  No Proceeding is pending, nor since January 1, 2017, has been filed or commenced, against the Company alleging any failure to comply with any applicable Law or Permit.  To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company of any Law or Permit.  The Company has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by the Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Company.

(b)Schedule 4.16 contains a complete and accurate list of each Permit held by the Company or that otherwise relates to the Business or any asset owned or leased by the Company and states whether each such Permit is transferable.  Each Permit listed or required to be listed on Schedule 4.16 is valid and in full force and effect.  Each Permit listed or required to be listed on Schedule 4.16 is renewable for no more than a nominal fee and, to the Company’s Knowledge, there is no reason why such Permit will not be renewed.  The Permits listed on Schedule 4.16 constitute all of the Permits necessary to allow the Company to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets as currently owned and used.

4.17Litigation

.  There is no Proceeding pending or, to the Company’s Knowledge, threatened or anticipated relating to or affecting (a) the Company or the Business or any asset owned or used it or (b) the Transactions.  To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  There is no outstanding Order to which the Company or any asset owned or used by it is subject.  Schedule 4.17 lists all Proceedings pending at any time since January 1, 2017, in which the Company has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time since January 1, 2017, in which the Company has been a plaintiff.  Schedule 4.17 lists all Orders in effect at any time since January 1, 2017, to which the Company has been subject or any asset owned or used by the Company is subject.

4.18Service Warranties

.  Each service provided by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties.  The Company has not had any Liability (and there is no basis for any present or future Proceeding against the Company that could give rise to any Liability) for replacement or repair or other damages in connection therewith.  Schedule 4.18 lists (i) all Contracts which contain warranties extended beyond 12 months, (ii) all warranty claims made against the Company in excess of $15,000 since January 1, 2017 and (iii) any guaranty, warranty or indemnity provided by the Company not consistent with past practice or that could reasonably have a claim in excess of $15,000.  The Company has not had any Liability (and there is no basis for any present or future Proceeding against the Company that could give rise to any Liability) arising out of any injury to any individual or property as a result of any service provided by the Company.

4.19Environmental

.  Except as set forth on Schedule 4.19, the Company has complied and is in compliance with all Environmental Laws.  No Permits are required pursuant to any Environmental Law for the occupation of the facilities or operation of the business of the Company.  The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law.  The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law.  Neither this Agreement nor the Transactions will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws.  The Company has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

4.20Employees

(a)With respect to each employee and independent contractor of the Company, Schedule 0(a) sets forth the name, job title, current rate of direct compensation, date of commencement of employment or engagement, and, as to employees, sick and vacation leave (both number of days and USD equivalent) that is accrued and unused.  The Active Employees are employed by the Company and constitute those Persons necessary to run the Business at Closing.  No Active Employee has provided oral or written notice of any plans to terminate employment with its employer.

(b)Except as set forth on Schedule 0(b), there are no pending, or to the Company’s Knowledge, threatened, Proceedings with respect to the Company under any Laws relating to or arising out of any employment relationship with its employees.  Except as set forth on Schedule 0(b), the Company is not subject to any settlement or consent decree with any present or former employee, labor union or Governmental Body relating to claims of discrimination, wrongful practices or other claims in respect of employment practices and policies.

(c)The Company is, and since January 1, 2017 has been, in compliance in all material respects with all Laws relating to the employment of labor, including Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, employee drug testing practices, the payment of all applicable Taxes including the full payment of all required social security contributions and other required withholdings.

(d)All employees and former employees of the Company have been, or will have been on or before the Closing Date, paid in full for, or the Company shall have properly accrued for, all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them or that was accrued by them up to the Closing, payable in accordance with the obligations of the Company under any employment or labor practices and policies, or any collective bargaining agreement or individual agreement to which the Company is a party, or by which the Company may be bound.

(e)To the Company’s Knowledge, no employee, officer or director of the Company is a party to or bound by any agreement that could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of the Company, could adversely affect the ability of the Company to conduct its businesses, restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company.

4.21Employee Benefits

(a)Schedule 4.21 identifies each Company Benefit Plan.

(b)The Company does not have any ERISA Affiliate with respect to any of the Company Benefit Plans.

(c)True, correct and complete copies of each of the Company Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been delivered or made available to the Buyer.  There has also been delivered or made available to the Buyer, with respect to each Company Benefit Plan and to the extent applicable: (i) the three most recent annual or other reports filed with each Governmental Body with respect to each such plan, including all applicable schedules and audited financial statements attached thereto; (ii) each insurance contract and other funding agreement, and all amendments thereto; (iii) the most recent summary plan description and any summaries of material modifications thereto, as well as the most recent notices to participants and beneficiaries required by applicable Laws; (iv) the most recent audited financial statements or accounts and actuarial report or valuation required to be prepared under applicable Laws; (v) the most recent determination letter or opinion letter issued by the IRS; and (vi) all other contracts that are material to the Company Benefit Plan.

(d)The Company does not contribute to or have any obligation to contribute to, and no Company Benefit Plan is, a plan subject to Title IV of ERISA, ERISA Section 302 or Code Section 412.  No Company Benefit Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Code Section 501(c)(9), and each Company Benefit Plan that is an employee welfare benefit plan under ERISA Section 3(1) either (i) is funded through an insurance policy or contract and is not a “welfare benefit fund” within the meaning of Code Section 419, or (ii) is unfunded. The Company is not a party to any split dollar life insurance policy or arrangement, and except as set forth on Schedule 4.21, no Company Benefit Plan providing vacation or paid time off provides for carryover of vacation or paid time off from one calendar year to the next.

(e)The Company has substantially performed in all material respects all obligations, whether arising by operation of any applicable Laws or by contract, required to be performed by it in connection with the Company Benefit Plans, and there have been no defaults or violations by any other party to the Company Benefit Plans.  All benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, including without limitation all contributions required to be made by the Company under the SIMPLE IRA sponsored by the Company, and all benefits accrued under any unfunded Company Benefit Plan have been paid in full.  All benefits, contributions and premiums payable by the Company before the Closing Date have been, or will have been on or before the Closing Date, paid in full.   The Company has not incurred, and no facts exist which reasonably would be expected to result in, any liability (direct or indirect by virtue of indemnification or otherwise) to the Company with respect to any Company Benefit Plan, including any liability, tax, penalty or fee under ERISA, the Code or any applicable Laws (other than to pay premiums, contributions or benefits in the ordinary course).

(f)  Except as otherwise set forth on Schedule 4.21:

(i)each Company Benefit Plan has been established, documented, administered and operated in compliance in all material respects with applicable Laws and its governing documents;

(ii)all reports and disclosures relating to the Company Benefit Plans required to be filed with or furnished to Governmental Bodies, Company Benefit Plan participants or Company Benefit Plan beneficiaries have been filed or furnished in substantial compliance with applicable Laws in a timely manner;

(iii)no Company Benefit Plan is intended to be qualified under Code Section 401(a);

(iv)each of the Company Benefit Plans established pursuant to Code Section 408(p) satisfies in all material respects the requirements of such Code section;

(v)there are no Proceedings pending (other than routine claims for benefits) or, to the Company’s Knowledge, threatened against, or with respect to, any of the Company Benefit Plans or their assets;

(vi)no act, omission or transaction has occurred which would result in imposition on the Company of (A) breach of fiduciary duty liability damages under ERISA Section 409, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of ERISA Section 502 or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(vii)there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before any Governmental Body;

(viii)except as otherwise provided in this Agreement, the execution and delivery of this Agreement and the consummation of the Transactions will not (A) require the Company to make a larger contribution to, or pay greater amounts or benefits under, any Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights, service credits or other benefits or payments under any Company Benefit Plan; and

(ix)no Company Benefit Plan is (A) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (B) a “multiple employer plan” within the meaning of Code Section 413(c), or (C) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)Except as otherwise set forth on Schedule 4.21, in connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under the Company Benefit Plans or under any other agreement which, in the aggregate and with respect to the Company, and its employees and other service providers, would be reasonably likely to result in an imposition of sanctions under Code Section 280G and Section 4999, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(h)Each Company Benefit Plan which is an “employee benefit plan,” as such term is defined in ERISA Section 3(3), may be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(i)Except to the extent required pursuant to Code Section 4980B(f) and the corresponding provisions of ERISA, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any Person, and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

4.22Customers and Suppliers

(a)With respect to each of the 12 months preceding September 30, 2019, Schedule 4.22 lists the five largest (by dollar volume) customers of the Company during such period (the “Major Customers”).   To the Company’s Knowledge, no event has occurred and no condition or circumstance exists that would reasonably be expected to materially and adversely affect the relations of the Company with any Major Customer or any supplier.  No Major Customer or supplier has notified the Company of plans to terminate or materially alter its business relations with the Business, either as a result of the transactions contemplated by this Agreement or otherwise, or to enter bankruptcy or liquidate.

(b)Except to the extent set forth on Schedule 4.22, the Company is not currently required to provide any bonding or other financial security arrangements in any amount in connection with any on-going jobs, projects or other transactions with any Major Customers or suppliers.

4.23Transactions with Related Persons

.  Except as set forth in Schedule 4.23, for the past three years, neither any shareholder, officer, director or employee of the Company nor any Related Person of any of the foregoing has (a) owned any interest in any asset used in the Business, (b) been involved in any business or transaction with the Company or (c) engaged in competition with the Company.  Except as set forth in Schedule 4.23, neither any shareholder, officer, director or employee of the Company nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, the Company or (ii) has any Indebtedness owing to the Company.  Except as set forth in Schedule 4.23, the Company has not had (A) any claim or right against any shareholder, officer, director or employee of the Company or any Related Person of any of the foregoing or (B) any Indebtedness owing to any shareholder, officer, director or employee of the Company or any Related Person of any of the foregoing.

4.24Indebtedness and Guaranties

.  Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been furnished to the Buyer.  The Closing Date Debt is listed on Schedule 4.24 and accurately reflects all amounts necessary to discharge the amounts of Indebtedness outstanding immediately prior to the Closing.  Except as specifically described in Schedule 4.24, the Company is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

4.25Capital Expenditures

. Attached to Schedule 4.25 are (a) a list of the Company’s capital expenditures in excess of $5,000 for its three prior fiscal years and the current fiscal year through the Interim Date and (b) the Company’s budgets for capital expenditures for its current fiscal year and the following fiscal year.  Except as set forth on Schedule 4.25, there are no capital expenditures that the Company currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the Business following the Closing in the manner currently conducted.  The Company has not foregone or otherwise materially altered any planned capital expenditure as a result of the Sellers’ decision to enter into the Transactions or otherwise sell or dispose of the Business.

4.26Insurance

.  Schedule 4.26 sets forth the following information with respect to each insurance policy (collectively, the “Insurance Policies”) to which the Company is a party, a named insured, covered or otherwise the beneficiary of coverage:  the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage.  The Company has delivered to the Buyer true and complete copies of each Insurance Policy and each pending application of the Company for any insurance policy.  All premiums relating to the Insurance Policies have been timely paid.  Schedule 4.26 describes any self-insurance arrangements affecting the Company.  The Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period.  The Company is in compliance with all obligations relating to insurance created by Law or any Contract to which the Company is a party.  The Company has delivered or made available to the Buyer copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.

4.27No Acceleration of Rights and Benefits

.  The Company has not made, nor is the Company obligated to make, any payment to any Person in connection with the Transactions or any change of control.  No rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the Transactions.

4.28No Brokers’ Fees

.  Except as set forth on Schedule 4.28, the Company does not have any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

4.29Disclosure

.  No representation or warranty contained in this Article IV and no statement in any Schedule related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading.  There is no impending change in the Business or in the Company’s competitors, relations with employees, suppliers or customers, or in any Laws affecting the Business, that (a) has not been disclosed in the Schedules to the representations and warranties in this Article IV and (b) has resulted in or is reasonably likely to result in any breach of any representation or warranty or any Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Sellers as follows:

5.1Organization and Authority

.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement.  Upon the execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party, such Transaction Document will constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document.

5.2No Conflicts

.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which the Buyer is subject; (b) violate any Organizational Document of the Buyer; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Buyer is a party or by which the Buyer is bound or the performance of which is guaranteed by the Buyer.

5.3CynergisTek Stock

.  The Securities Consideration will be duly authorized and validly issued and, upon the issuance of the Securities Consideration as set forth in Section 2.2(b), will be fully paid, nonassessable and free of preemptive rights.  Buyer has timely filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act and the Exchange Act.  None of the forms, reports or documents filed by the Buyer with the SEC, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of a registration statement, as of its effective date) or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.4Litigation

.  There is no Proceeding pending or, to the Knowledge of the Buyer, threatened or anticipated against the Buyer.

5.5No Brokers’ Fees

.  The Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Seller could be liable.

5.6Investment Intent

.  The Buyer is acquiring the Shares purchased hereunder for its own account and not with a view to distribution of such Shares in violation of the Securities Act.

ARTICLE VI
CLOSING CONDITIONS

6.1Conditions to the Buyer’s Obligations

.  The Buyer’s obligation to perform the Transactions contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by the Buyer, of each of the following conditions:

(a)each of the following documents must have been delivered to the Buyer and dated as of the Closing Date (unless otherwise indicated):

(i)certificates representing all of the Shares, free and clear of any Encumbrances, accompanied by duly executed stock powers, in form and substance reasonably satisfactory to the Buyer;

(ii)the minute books, the stock certificate books and the stock ledger of the Company;

(iii)the Escrow Agreement, executed by the Seller and the Escrow Agent;

(iv)the Employment Agreements, executed by Walter Zuniga, Jacob Carroll and Nikkil D’Souza;

(v)signed resignations of each director and officer of the Company, in form and substance reasonably satisfactory to the Buyer;

(vi)executed releases from each Seller and each director and officer of the Company, in form and substance reasonably satisfactory to the Buyer;

(vii)a certificate of the secretary of the Company, in form and substance reasonably satisfactory to the Buyer, certifying that with respect to it (A) attached thereto are a true, correct and complete copy of (1) its articles or certificate of incorporation certified as of a recent date by the Secretary of State of its state of incorporation and its bylaws, (2) to the extent applicable, resolutions duly adopted by its board of directors and stockholders authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of it from its state of incorporation and a certificate of existence or good standing as of a recent date of it from each state in which it is qualified to conduct business;

(viii)evidence that the shareholders control agreement of the Company has been terminated;

(ix)satisfactory results of drug tests and reasonable background checks of the Sellers;

(x)satisfactory results of a meeting among Sellers, the Buyer and the customer listed on Schedule 6.1(a)(xi) in order to ensure that such customer will continue to conduct business with the Company after Closing in substantially the same manner as conducted prior to Closing;

(xi)a certificate of each Seller’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b); and

(xii)such other documents as the Buyer may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in this Section 6.1.

(b)each Consent listed in Schedule 4.4 must have been obtained, delivered to the Buyer, be in full force and effect and be in the form approved by the Buyer, unless waived by the Buyer.

(c)there must not be any Proceeding pending or threatened against the Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions;

(d)the board of directors of the Buyer shall have approved the Transactions;

(e)each of the Company and each Seller shall have preserved intact the Business and their relationships with the Company’s employees, customers, agents and all other Persons reasonably related to the Business in a manner consistent with past practices or in the Ordinary Course of Business;

(f)the Company shall have obtained payoff letters in advance executed by the lenders with respect to the Closing Date Debt and all third parties entitled to enforce the payment of such Closing Date Debt or secured by any collateral pledged therefor, each in form and substance reasonably satisfactory to the Buyer, that (i) establish the Closing Date Debt Payoff Amount to be paid at Closing and (ii) provide that upon the payment of such amount at Closing, all Indebtedness relating thereto and all Encumbrances on the Company’s assets, stock or properties, tangible or intangible arising pursuant to such Indebtedness or other collateral with respect thereto (other than Permitted Encumbrances) will be automatically, fully and satisfied, removed, released and discharged in all respects;

(g)the performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof;

(h)the motor vehicles listed on Schedule 6.1(h) of the Disclosure Schedules shall have been transferred by the Company to the individuals listed on Schedule 6.1(h) of the Disclosure Schedules and all financing arrangements (e.g., leases and lease agreements, motor vehicle loans, business loans, etc.) or other Indebtedness related to such motor vehicles shall have been paid in full or otherwise transferred out of the name of the Company, as described on Schedule 6.1(h) of the Disclosure Schedules; and

(i)all Indebtedness owed to the Company by each Seller or any Related Person of the Seller must have been paid in full by such Person.

6.2Conditions to the Sellers’ Obligations

.  The Sellers’ obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by the Sellers, of the following conditions:

(a)each of the following documents must have been delivered to the Seller:

(i)the Escrow Agreement, executed by the Buyer and the Escrow Agent; and

(ii)the Employment Agreements, executed by the Buyer.

(b)the sale of the Shares by the Sellers to the Buyer will not violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof.

ARTICLE VII
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

7.1Access to Books and Records

.  From and after the Closing, the Buyer shall, and shall cause the Company to, provide the Sellers and their agents with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company with respect to periods or occurrences before the Closing Date.  Unless otherwise consented to in writing by the Sellers, neither the Buyer nor the Company shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period before the Closing Date without first offering to surrender to the Sellers such books and records or any portion thereof which the Buyer or the Company may intend to destroy, alter or dispose of.

7.2Litigation Support

.  If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, then upon the request of such Party each other Party will cooperate with the requesting Party and its counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The requesting Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Section 8.1 without regard to Section 8.4).

7.3Transition

.  No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of any the Company from maintaining the same relationships with the Company after the Closing as it maintained prior to the Closing.

7.4Confidentiality

.  Each of the Sellers will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer and the Company, except in connection with this Agreement or with the prior written consent of the Buyer.  The covenants in this Section 7.4 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by a Seller or its Affiliates or Representatives or, to the Knowledge of each Seller, breach by any other Person of a duty of confidentiality to the Buyer or (b) a Seller is required to disclose by applicable Law; provided, however, that each Seller will notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Buyer to limit the scope of such disclosure.  At any time that the Buyer may request, each Seller will, and will cause its Affiliates and Representatives to, turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in its possession or control.

7.5Non-Competition

; Non-Solicitation.

(a)Each Seller hereby agrees that during the Restricted Period, except in regards to such Seller’s proper performance of his or her duties as an employee of the Buyer or its successor or any of its Affiliates, such Seller shall not, directly or indirectly:

(i)engage in the Business in the Restricted Territory, including providing funds for the same;

(ii)provide services routinely performed for customers (directly or indirectly) in the operation of the Business (“Services”) in the Restricted Territory;

(iii)solicit any Customer for purposes of providing Services;

(iv)accept as a customer any Customer for purposes providing Services;

(v)induce or attempt to induce any Employee to terminate his employment with the Buyer or any of its Affiliates;

(vi)employ, or engage as an independent contractor, any Employee;

(vii)interfere with the business relationship between a Customer or Employee and the Buyer or any of its Affiliates; or

(viii)encourage any Person to engage in any of the foregoing activities, including but not limited to providing financing, directly or indirectly, for any of the foregoing activities;

provided, however, that the foregoing will not restrict the ability of the Seller to purchase or otherwise acquire up to five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the Exchange Act.

(b)Each Seller hereby agrees that the covenants in this Agreement are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by the Buyer and the substantial knowledge and goodwill such Seller has acquired with respect to the Business.  Notwithstanding the foregoing, in the event that at the time of enforcement of any provision of this

Section 7.5 a court or other tribunal will hold that the restrictions in this Section 7.5 are unreasonable or unenforceable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

(c)The Parties agree that in the event of any breach by a Seller of any of the provisions of this Section 7.5, money damages would be inadequate and the Buyer would have no adequate remedy at law.  Accordingly, notwithstanding anything to the contrary contained in this Agreement (including Article VIII), the Parties agree that the Buyer will have the right, in addition to any other rights and the obligations under this Section 7.5 or Section 7.6, to seek an adequate remedy for such, not only by an action for damages but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 7.5.

7.6Forfeiture of Portion of Escrow Funds

.  EACH SELLER ACKNOWLEDGES THAT A MATERIAL BREACH BY A SELLER OF THIS ARTICLE VII OR ANY OTHER POST-CLOSING COVENANTS CONTAINED IN THIS AGREEMENT, OR A SELLER’S TERMINATION OF HIS OR HER EMPLOYMENT WITH THE COMPANY OR BUYER OTHER THAN FOR “GOOD REASON” (AS DEFINED IN SUCH SELLER’S EMPLOYMENT AGREEMENT, IF APPLICABLE) ON OR PRIOR TO THE FIRST ANNIVERSARY OF THE CLOSING DATE, WILL RESULT IN THE FORFEITURE BY SUCH SELLER OF A PORTION OF THE RETENTION ESCROW FUNDS THEN REMAINING, AND RELEASES ANY CLAIM AGAINST THE BUYER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES FOR ANY FORFEITED ESCROW FUNDS.

7.7Change and Use of Name

.  Each Seller and the Company will, and the Sellers will cause the Company to, cease to use and will not grant any license to use any name containing any combination of the term “Backbone Enterprises,” “Backbone Consultants” or any name, slogan, logo or trademark that is similar to any of the trademarks acquired by the Buyer pursuant hereto and will take such actions as the Buyer may reasonably request to enable the Buyer and its Affiliates to use such name, slogan, logo or trademark.

7.8Escrow Agreement

.  The Sellers and the Buyer shall each duly perform its, his or her respective obligations under the Escrow Agreement and, in addition, shall do the following in connection with the Escrow Agreement so long as any Escrow Funds are held thereunder:

(a)Promptly upon the final resolution of any claim by the Buyer or any of the other Buyer Indemnitees for indemnification by the Sellers under Article VIII of this Agreement (whether such resolution be by mutually-agreed settlement, confirmed arbitration award, or final adjudication by a court of competent jurisdiction after all rights to further appeal have been exhausted or expired), if such resolution involves any payment to the Buyer or any other Buyer Indemnitee for which provision is not otherwise made, the Sellers and the Buyer shall jointly instruct the Escrow Agent to disburse from the R/W Escrow Funds to the Buyer and any such other Buyer Indemnitee all amounts payable to them by the Sellers, using the R/W Escrow Funds.  Upon or in connection with such final resolution, the Buyer shall have the right to apply to any court of competent jurisdiction for an order compelling the Sellers’ joinder in such instructions to the Escrow Agent.

(b)Promptly upon any final determination that all remaining Retention Escrow Funds have been forfeited pursuant to Section 7.6 (whether such determination be by mutually-agreed settlement, confirmed arbitration award, or final adjudication by a court of competent jurisdiction after all rights to further appeal have been exhausted or expired), the Sellers and the Buyer shall jointly instruct the Escrow Agent to disburse all of the remaining Escrow Funds to the Buyer and to terminate the escrow under the

Escrow Agreement.  Upon or in connection with such final determination, the Buyer shall have the right to apply to any court of competent jurisdiction for an order compelling the Sellers’ joinder in such instructions to the Escrow Agent.

(c)Within ten (10) Business Days after the first anniversary of the Closing Date, the Sellers and the Buyer shall jointly instruct the Escrow Agent to disburse all of the remaining Retention Escrow Funds and R/W Escrow Funds to the Sellers unless, on or prior to such first anniversary (i) the Buyer has claimed, by written notice to the Sellers, that the Retention Escrow Funds have been forfeited pursuant to Section 7.5, or (ii) the Buyer has given the Sellers timely notice of a claim for indemnification under Article X of this Agreement and such claim has not been resolved or, to the extent resolved, paid.  In the case of an alleged forfeiture of the Retention Escrow Funds pursuant to Section 7.6, all of the remaining Retention Escrow Funds shall continue to be held by the Escrow Agent until a final determination whether such forfeiture has occurred (whether such determination be by mutually-agreed settlement, confirmed arbitration award, or final adjudication by a court of competent jurisdiction after all rights to further appeal have been exhausted or expired); and upon such final determination, the Sellers and the Buyer shall jointly direct the disbursement of the remaining Escrow Funds in accordance with such final determination.  In the case of an unresolved claim for indemnification, the R/W Escrow Funds shall continue to be held by the Escrow Agent until a final resolution of such claim (whether such resolution be by mutually-agreed settlement, confirmed arbitration award, or final adjudication by a court of competent jurisdiction after all rights to further appeal have been exhausted or expired); and upon such final resolution, the Sellers and the Buyer shall jointly direct the disbursement of the remaining Escrow Funds in accordance with such final resolution.   Notwithstanding the foregoing, if on such first anniversary there has been no claim by the Buyer that the Retention Escrow Funds have been forfeited, and if all claims by the Buyer for indemnification are in a maximum aggregate amount that would be satisfied by less than all of the R/W Escrowed Funds, then the Sellers and the Buyer shall jointly instruct the Escrow Agent to disburse to the Seller all of the remaining Escrow Funds in excess of the maximum aggregate amount of all pending and unpaid indemnification claims, with the balance to continue to be held until final resolution of the pending claims.

(d)Pursuant to the Escrow Agreement, the Buyer will agree to pay the fees and expenses of the Escrow Agent and the Buyer and the Sellers will jointly and severally indemnify the Escrow Agent as to various matters.  Each of the Buyer and the Sellers hereby agrees that, in the event and to the extent that the Escrow Agent becomes entitled to indemnification due to such party’s willful misconduct, unlawful act, or breach of this Agreement or the Escrow Agreement, then such party shall indemnify and reimburse the other party for any amounts paid by such other party to the Escrow Agent that are attributable thereto.

7.9Compliance with Rule 144 and Cooperation; Piggyback Registration Rights

(a)The Buyer shall use its commercially reasonable efforts to file with the SEC such timely information as is required under the Exchange Act for so long as the Sellers hold the shares of CynergisTek Stock included in the Securities Consideration; and in such event, the Buyer shall use its commercially reasonable efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any comparable successor rules) with respect to the resales of such shares by the Sellers, including assisting the Sellers with compliance with applicable exemptions from registration under the Securities Act.

(b)In the event at any time and from time to time the Buyer proposes to register the sale of any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash, or the resale of shares of its common stock by other selling stockholders, it will, prior to such filing, give written notice to the Sellers of its intention to do so. Upon the written request of a Seller given within ten (10) days after the Buyer provides such notice (which request shall state the intended method of disposition of such Registrable Securities), the Buyer shall file a Registration Statement to register the resale of all Registrable Securities which the Buyer has been requested by such Seller to register and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act to the extent necessary to permit the sale or other disposition of all such securities in accordance with the intended methods of distribution specified in the request of such Seller; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 7.9(b) without obligation to the Sellers.

(c)If the registration for which the Buyer gives notice pursuant to Section 7.9(b) is a registered public offering involving an underwriting, the Buyer shall so advise the Sellers as part of the written notice given pursuant to Section 7.9(b). In such an event, the right of any Seller to include its Registrable Securities in such registration pursuant to this Section 7.9 shall be conditioned upon such Seller’s participation in such underwriting on the terms set forth herein. All Sellers proposing to distribute their securities through such underwriting shall (together with the Buyer) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Buyer.

(d)Notwithstanding any other provision of this Section 7.9, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Buyer may limit the number of Registrable Securities to be included in such registration and underwriting to not less than thirty (30) percent of the aggregate number of shares to be underwritten, and any shares to be excluded shall be determined in the following order of priority: (i) securities held by any persons not having any contractual “piggyback” registration rights, (ii) securities held by any persons having contractual “piggyback” registration rights pursuant to an agreement other than this Agreement, and (iii) a portion of the Registrable Securities sought to be included by the holders thereof as determined on a pro rata basis based upon the aggregate number or Registrable Securities held by such holders.  If any Seller would thus be entitled to include more securities than such Seller requested to be registered, the excess shall be allocated among the other requesting Sellers pro-rata in the manner described in the preceding sentence. If any Seller disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Buyer, and any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(e)Should the Buyer, in its sole discretion or as otherwise required by this Agreement, decide to file a Registration Statement, each Seller shall furnish in writing to the Buyer such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Buyer may reasonably request.  At least ten (10) Business Days prior to the first anticipated filing date of any Registration Statement, the Buyer shall notify each Seller of the information the Buyer requires from such Seller if such Seller elects to have any of the Registrable Securities included in the Registration Statement.  A Seller shall provide such information to the Buyer at least five (5) Business Days prior to the first anticipated filing date of such Registration Statement if such Seller elects to have any of the Registrable Securities included in the Registration Statement.

(f)Each Seller, by its acceptance of the Registrable Securities, agrees to cooperate with the Buyer as reasonably requested by the Buyer in connection with the preparation and filing of a Registration Statement hereunder, unless such Seller has notified the Buyer in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

7.10Cyber Insurance

.  The Sellers shall obtain as of the Closing Date a “tail” insurance policy for all cyber insurance policies maintained by the Company immediately prior to the Closing Date with a claims period of three (3) years from the Closing Date and with at least the same coverage and amounts, with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date.  The Buyer shall reimburse the Sellers an amount equal to the total premium amount for such tail insurance policy, less the amount of the tail insurance policy allocated to year one of the three year period, such that the Buyer will pay the amount of the tail insurance policy allocated to years two and three of the three year period.

7.11Post-Closing Year End Bonus to Company Employees

.  Buyer acknowledges that the amount of $20,000 (“Bonus Amount”) is included in the calculation of Working Capital, as accrued for future bonus payments to employees of the Company at the end of 2019, and Buyer shall cause the Company to pay bonuses of $20,000 in the aggregate to certain employees of the Company at the end of December, 2019 (“Year End Bonuses”).  Buyer shall consult with and consider the recommendations of the Sellers with respect to the recipients of such Year End Bonuses and the amounts to be paid to each such recipient.   If the Company does not pay the Year End Bonuses prior to December 31, 2019, then the Bonus Amount shall be added back to the calculation of Working Capital on the Closing Balance Sheet.

ARTICLE VIII
INDEMNIFICATION

8.1Indemnification by the Sellers

After the Closing and subject to the terms and conditions of this Article VIII:

(a)The Sellers will severally indemnify and hold harmless the Buyer, the Company and any subsidiaries and their respective Affiliates (other than the Sellers and the Sellers’ Related Persons) and Representatives (other than the Sellers) (collectively, “Buyer Indemnitees”) from, and pay and reimburse each Buyer Indemnitee for, all Losses directly or indirectly relating to or arising from: (i) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by a Seller in Article III; or (ii) any breach of any covenant or agreement of a Seller in this Agreement.

(b)The Sellers will jointly and severally indemnify and hold harmless each Buyer Indemnitee from, and pay and reimburse each Buyer Indemnitee for, all Losses, directly or indirectly, relating to or arising from: (i) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Sellers, the Seller Representative or the Company in this Agreement (other than in Article III); (ii) any breach of any covenant or agreement of the Company in this Agreement; (iii) all Liabilities of, or arising from the conduct of, the Company existing at the Closing, or arising out of events or circumstances occurring prior to the Closing; (iv) any claim by the Sellers or any Person claiming through or on behalf of the Sellers arising out of or relating to any act or omission by the Buyer or any other Person in reliance upon instructions from or notices given by the Sellers; or (v) any matter set forth on Schedule 8.1.

8.2Indemnification by the Buyer

.  After the Closing, subject to the terms and conditions of this Article VIII, the Buyer will indemnify and hold harmless the Sellers and Seller Representative from, and pay and reimburse the Sellers and Seller Representative for, all Losses, directly or indirectly, relating to or arising from:  (a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Buyer in this Agreement; or (b) any breach of any covenant or agreement of the Buyer in this Agreement.

8.3Survival and Time Limitations

.  All representations, warranties, covenants and agreements of the Buyer, Company and the Sellers in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. The Sellers will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement unless the Buyer notifies the Sellers of such a claim on or before October 31, 2020; provided, however, that (a) any claim relating to Section 4.21 (employee benefits) may be made at any time until October 31, 2024, (b) any claim relating to Section 4.15 (taxes) may be made at any time until the date 90 days after the expiration of the statute or period of limitations (including any extension of such statute or period of limitations) applicable to Third-Party Claims with respect thereto and (c) any claim relating to Article III (the Sellers) or Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts), fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time prior to the expiration of the applicable statute of limitations.  The Buyer will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement unless the Sellers notify the Buyer of such a claim on or before October 31, 2020; provided, however, that any claim relating to fraud or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation.  If the Buyer or the Sellers, as applicable, provides proper notice of a claim within the applicable time period set forth above, liability for such claim will continue until such claim is resolved.

8.4Limitations on Indemnification by the Seller

.  The Sellers will have no Liability with respect to the matters described in Section 8.1(b)(i) until the total of all Losses with respect to such matters exceeds $50,000 (the “Basket”), at which point the Sellers will only be obligated to indemnify for all Losses in excess of the Basket; provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.15 (taxes) or 4.28 (brokers) will not be subject to or counted towards the Basket.  The Sellers’ maximum aggregate Liability with respect to the matters described in Section 8.1(b)(i) will be limited to Two Million Dollars ($2,000,000) (the “Cap”); provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.15 (taxes), or 4.28 (brokers) will not be subject to the Cap.  This Section 8.4 will not apply to any fraudulent or intentional breach of any representation or warranty.

8.5Claims Against the Company

.  Following the Closing, the Sellers may not assert, directly or indirectly, and hereby waive, any claim, whether for indemnification, contribution, subrogation or otherwise, against the Company with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date or any obligation of the Sellers under Section 8.1.  Each of the Sellers agrees not to make, directly or indirectly, and hereby waives, any claim for indemnification against the Company by reason of the fact that such Seller was a stockholder, director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Proceeding brought by the Buyer or the Company against the Sellers or any Affiliate thereof (whether such Proceeding is pursuant to this Agreement or otherwise).

8.6Third-Party Claims

(a)If a third party commences or threatens a Proceeding (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party must notify the Indemnifying Party (or the  Sellers, in the case of the Sellers) thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b)Upon receipt of the notice described in Section 8.7(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 8.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

(c)So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.7(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 8.7(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably.  If the Indemnified Party desires to consent to the entry of judgment with respect to or settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Basket or the Cap.

(d)If any condition in Section 8.7(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article VIII.

8.7Other Indemnification Matters

.  Any claim for indemnification under this Article VIII must be asserted by providing written notice to the Sellers (or the Buyer, in the case of a claim by the Sellers) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim.  All indemnification payments under this Article VIII will be deemed adjustments to the Purchase Price.  The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement.  THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VIII WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES. &NBSP;The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.

8.8Exclusive Remedy

.  After the Closing, this Article VIII will provide the exclusive legal remedy for the matters covered by this Article VIII, except for claims based upon fraud or as contemplated in Sections 7.5 or 7.6.  This Article VIII will not affect any remedy any Party may have under this Agreement prior to the Closing or upon termination of this Agreement or any equitable remedy available to any Party.

ARTICLE IX
TAX MATTERS

The following provisions will govern the allocation of responsibility as between the Buyer and the Sellers for certain Tax matters following the Closing Date:

9.1Tax Indemnification

(a)The Sellers shall jointly and severally pay, reimburse and indemnify the Company, the Buyer and its Affiliates and hold them harmless from and against Losses resulting from or attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), and (ii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any law, rule, or regulation.  The indemnification under this Section 0 shall not be subject to the indemnification deductible and limit set forth in Section 0 or elsewhere in this Agreement.  The Sellers shall pay the Buyer, or the Company at the Buyer’s instruction, for any Taxes that are the responsibility of the Sellers pursuant to this Section 0 at least 5 days prior to payment of such amounts by the Buyer or the Company.  To the extent it is commercially and legally reasonable to do so, the Buyer agrees that in exercising any discretionary powers under this Section 9.1 it will do so in a manner that does not materially prejudice the Seller from a tax perspective.

(b)In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

9.2Tax Periods Ending on or Before the Closing Date

The Sellers will cause to be prepared, by an accounting firm approved by the Buyer, which approval shall not be unreasonably withheld, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date, and the Buyer will file or cause to be filed all such Tax Returns.  The Sellers will permit the Buyer to review, comment on and approve, which approval shall not be unreasonably withheld, each such Tax Return described in the preceding sentence prior to filing.  The Sellers will pay, reimburse and indemnify the Buyer and the Company for the Taxes on such Tax Returns in accordance with Section 0.

9.3Tax Periods Beginning Before and Ending After the Closing Date

The Buyer will prepare and file, or cause to be prepared and filed, any Tax Returns for the Company for Straddle Periods.  The Buyer will permit the Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing.  The Sellers will pay, reimburse and indemnify the Buyer and Company for Taxes on such Tax Returns related to the Pre-Closing Tax Period (determined in accordance with Section 0) in accordance with Section 0.

9.4Cooperation on Tax Matters

The Buyer, the Company and the Sellers will cooperate fully, as and to the extent reasonably requested by the other Party or Parties, in connection with the filing and preparation of Tax Returns pursuant to this 0 and any Proceeding related thereto.  Such cooperation will include the retention and (upon any other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer and the Sellers agree that the Company will retain all books and records with respect to Tax matters pertinent to such Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods.

9.5Certain Transfer Taxes

All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, including any penalties and interest thereon (collectively, the “Transfer Taxes”), incurred in connection with this Agreement or the Transactions will be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.6Section 338(h)(10) Election

(a)The Sellers and the Buyer shall jointly make an election under Code section 338(h)(10) (and any comparable provisions of applicable state or local Tax Law) with respect to the purchase of the Shares by the Buyer and shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve a timely election, in accordance with the provisions of Treasury Regulation section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax Law) (the “Section 338(h)(10) Election”).

(b)The Buyer shall prepare and deliver to the Sellers such documents or statements and other forms that are required to be submitted to any federal, state or local Taxing authority in connection with the Section 338(h)(10) Election, including IRS Form 8023 or any successor form (together with any schedules or attachments thereto) that are required pursuant to Code section 338 and the applicable

Treasury Regulations (or comparable provisions of state or local Law) and the Seller shall timely execute and deliver to the Buyer all such documents or statement and other forms.  In the event that the IRS Form 8023 (or similar forms or schedules required under provisions of state or local Tax Law) is disputed by any Taxing authority, the Party receiving written notice of the dispute shall promptly notify the other Parties hereto concerning such dispute.

(c)The Sellers and the Buyer agree that the Purchase Price and the liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company in the manner provided in Section 2.6 for purposes of this Agreement and Code section 338 and the Treasury Regulations thereunder (the “Tax Allocation”).  The Sellers and the Buyer further agree to modify the Tax Allocation for any adjustments to the Purchase Price and the liabilities of the Company (plus other relevant items) in a manner consistent with the Tax Allocation and Code section 338 and the Treasury Regulations thereunder, as set forth in this Section 9.6(c).

(d)The Sellers shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on his Tax Returns to the extent required by applicable Law.  The Sellers shall also pay any and all Taxes imposed on the Company attributable to making the Section 338(h)(10) Election, including (i) any Tax imposed under Code section 1374, (ii) any Tax imposed under Treasury Regulation section 1.338(h)(10)-1(d)(5), or (iii) any state or local Tax imposed on the Company’s gain, and the Sellers shall indemnify and pay Buyer and the Company for any such Taxes.

(e)In consideration of the Sellers making the Section 338(h)(10) Election, the Buyer shall make a cash payment (such payment, the “Section 338(h)(10) Adjustment Payment”), in an amount determined pursuant to this Section 9.6(e).  The Sellers shall deliver to the Buyer within thirty (30) days following the determination of the Allocation Schedule pursuant to Section 2.7, their estimate of the additional consideration needed to cause the after-Tax net proceeds of the sale of the Shares with a Section 338(h)(10) Election to be equal to the after-Tax net proceeds that the Sellers would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local income Tax implications (the “Proposed Section 338(h)(10) Adjustment Payment”).  If the Buyer provides written objections to the Sellers disputing the amount of the Proposed Section 338(h)(10) Adjustment Payment within thirty (30) days following the Buyer’s receipt of the Proposed Section 338(h)(10) Adjustment Payment, then the Buyer and the Sellers will attempt to negotiate, in good faith, a resolution to such dispute; if the Buyer and the Sellers fail to resolve such dispute within sixty (60) days of the determination of the Allocation Schedule, then such dispute will be submitted to the Resolution Accountants. If the determination of the Resolution Accountants results in a Section 338(h)(10) Adjustment Payment in an amount within five percent (5%) of the Proposed Section 338(h)(10) Adjustment Payment, or an amount higher than the Proposed Section 338(h)(10) Adjustment Payment, then the Buyer shall pay all of the fees and expenses of the Resolution Accountant in resolving such dispute.  In all other cases the Sellers shall pay all of the fees and expenses of the Resolution Accountant.  The Resolution Accountant shall be instructed to use its best efforts to render a decision as to the Section 338(h)(10) Adjustment Payment within thirty (30) days after such submission.  Such decision shall be final and binding on the Parties. If the Buyer does not provide written objections to the Sellers with such thirty (30) day period, then the Buyer shall make the Section 338(h)(10) Adjustment Payment, in an amount equal to the Proposed Section 338(h)(10) Adjustment Payment, to Sellers within sixty (60) days of the determination of the Allocation Schedule.

ARTICLE X
MISCELLANEOUS

10.1Seller Representative

(a)Each Seller hereby irrevocably appoints Walter Zuniga (the “Seller Representative”) as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller, to act on behalf of such Seller after the Closing in any amendment of or litigation or arbitration involving the Transaction Documents, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative shall deem necessary or appropriate after the Closing, including the power (i) to give and receive all notices and communications to be given or received under the Transaction Documents and to receive service of process in connection with any claims under the Transaction Documents, including service of process in connection with arbitration, and (ii) to take all actions which under the Transaction Documents that may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers could do if personally present.

(b)The Seller Representative will not be liable for any act taken or omitted by him as permitted under the Transaction Documents, except if taken or omitted in bad faith or by willful misconduct.  The Seller Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c)The Sellers agree, severally (based on their respective ownership of Shares) but not jointly, to indemnify the Seller Representative for, and to hold the Seller Representative harmless against, any losses, liability or expense incurred without willful misconduct or bad faith on the part of the Seller Representative, arising out of or in connection with the Seller Representative’s carrying out its duties under this Agreement or any of the other Transaction Documents, including costs and expenses of successfully defending the Seller Representative against any claim of liability with respect thereto.  The Seller Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by him in good faith and in accordance with the opinion of such counsel.

(d)Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.1 shall release or hold harmless any Seller or the Seller Representative from their obligations to the Buyer under this Agreement, or otherwise operate to the detriment of the Buyer or the Buyer’s rights under this Agreement.

(e)The Buyer and any Buyer-related Indemnified Party shall be entitled to rely upon any action taken and any agreements or amendments entered into by the Seller Representative in his capacity as such, and shall have no liability or obligation to any Seller in respect thereof.

10.2No Third-Party Beneficiaries

This Agreement does not confer any rights or remedies upon any Person (including any employee of the Company) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

10.3Entire Agreement

The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

10.4Successors and Assigns

This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Seller may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of such Seller’s rights, interests or obligations in this Agreement without the prior written approval of the Buyer.  The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to the Buyer, any successor to the Company, or any acquirer of a material portion of the businesses or assets of the Buyer or the Company, (b) one or more of the Buyer’s Affiliates, or (c) any lender to the Buyer or the Company as security for obligations to such lender.

10.5Counterparts

This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party.  When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document.  Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

10.6Notices

Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to the Sellers:

Walter Zuniga, as Seller Representative
1092 Pinehurst Lane

Jordan, Minnesota 55352

with a copy to:

Larkin Hoffman

8300 Norman Center Drive, Suite 1000

Minneapolis, Minnesota, 55437

Email: pcole@larkinhoffman.com

Phone:  (801) 321-4864

Attn:  Patrick J. Cole

If to the Buyer:

CynergisTek, Inc.

11940 Jollyville Road, Suite 300-N

Austin, Texas 78759

Phone:  (949) 614-0698

Attn:  Paul T. Anthony, CFO

with a copy to:

Kirton McConkie PC

50 E. South Temple

Salt Lake City, Utah 84111

Fax:  (801) 212-2006

Phone:  (801) 321-4864

Attn:  Alexander N. Pearson

10.7JURISDICTION; SERVICE OF PROCESS

EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN TRAVIS COUNTY, TEXAS (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS AND (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD. &NBSP;

10.8Resolution of Disputes

(a)All claims, disputes, controversies and alleged breaches arising out of or related to this Agreement or any of the other Transaction Documents or the performance or nonperformance hereof or thereof (other than as matters arising out of or relating to an alleged breach of Section 7.4) which cannot be settled through negotiation, including but not limited to any claim, dispute or controversy relating to the validity or enforceability of this Agreement, any Transaction Document or the breach thereof (each, a “Dispute”), shall be subject to mediation before the American Arbitration Association under its Commercial Mediation Procedures in effect as of the date the mediation proceeding is initiated.  The mediation shall be held in Travis County, Texas, unless another location is mutually agreed upon.  Within seven (7) calendar days after a mediator has been selected in accordance with such rules, the parties to such Dispute shall meet with the mediator for at least one mediation session of at least five (5) hours, it being agreed that each party’s representative attending that mediation session shall act in good faith.  The mediation may be terminated at any time by either party by notice that the mediation procedures are not productive.  Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.  The costs of the mediation shall be shared equally between the parties.  All aspects of the mediation shall be confidential.  In the event a Dispute is not settled within forty-five (45) days after the first mediation session among the parties, any Party may initiate arbitration proceedings pursuant to Section 10.8(b) below.

(b)Any Dispute not resolved pursuant to 10.8(a) above shall, upon the demand of either Party, be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the provisions of this subsection:

(i)The arbitration shall be conducted by a panel of three impartial arbitrators selected in accordance with such Commercial Arbitration Rules, unless either the amount in controversy is less than $20,000 or the parties shall hereafter mutually agree in writing to have the arbitration conducted by a single arbitrator, in either which case the arbitration shall be conducted by a single arbitrator.  The final decision and award by the arbitrator(s) shall be set forth in a written decision.

(ii)The arbitration shall be conducted in Travis County, Texas, unless the Parties mutually agree at the time for some other situs for the conduct of the arbitration proceeding.

(iii)In conducting the arbitration and rendering their award, the arbitrators shall give effect to the terms of this Agreement and the other applicable Transaction Documents, including the choice of applicable law, shall give effect to any other agreement of the parties relating to the conduct of the arbitration, and shall give effect to applicable statutes of limitations.  If any dispute submitted to arbitration shall involve claims by or against a party hereto against or by a third party, and such third party cannot be made a party to such arbitration, the arbitrators shall be empowered to take such actions as they deem just and equitable in order to avoid prejudice to the parties hereto by reason of the inability of the arbitrators to adjudicate such third party claims, including without limitation, if they so determine, conditioning their award upon the outcome of the third party claims or staying the arbitration pending the outcome of the third party claims.  The arbitrators shall be empowered to order the Parties to provide pre-hearing discovery to each other upon such terms as the arbitrators may direct if one of both of the Parties requests discovery, the Parties fail to agree between themselves as to the conduct of discovery, and the arbitrators determine that such discovery will be consistent with the overriding goals of a fair and efficient process and a just and equitable award.

(iv)The costs of the arbitration, including the fees and expenses of the arbitrators and of the American Arbitration Association, shall be allocated to such parties as, and in such proportions as, the arbitrators shall determine to be just and equitable, which determination shall be set forth in the award.

(v)Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.

(c)Nothing in this Section shall preclude either Party from applying to a court of competent jurisdiction for, and obtaining if warranted, preliminary or ancillary relief pending the conduct of such alternative dispute resolution procedures and arbitration, or an order to compel the arbitration provided for herein, or such other relief as may be required to protect and preserve such Party’s rights pending the conduct of such procedures and arbitration.  This Section 10.8 provides the exclusive method of resolving any Dispute, provided that, notwithstanding any provision of this Agreement to the contrary, nothing in this Section 10.8 or in any other provision of this Agreement shall preclude any Party from seeking injunctive relief against the violation or breach of any provision in this Agreement as set forth in Section 10.14.

10.9Governing Law

This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of Texas without giving effect to any choice or conflict of law principles of any jurisdiction.

10.10Amendments and Waivers

No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Seller Representative.  No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party.  The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision.  No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

10.11Severability

Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.12Expenses

The Company will bear all expenses incurred by the Company or any Representative of the Company in connection with the Transactions contemplated to be performed before or on the Closing Date and such expenses will have been paid or accrued by the Company prior to the Closing Date.  The Sellers will bear all expenses incurred by the Sellers or any of their Representatives (including without limitation the Seller Representative) in connection with the Transactions contemplated to be performed before or on the Closing Date.  Except as otherwise expressly provided in this Agreement, the Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed on or before the Closing Date.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

10.13Construction

The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.  Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement.  Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference.  The word “including” in this Agreement means “including without limitation.”  This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement.  Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date.  All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein).  The word “or” in this Agreement is disjunctive but not necessarily exclusive.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.  References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days.  In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

10.14Specific Performance

Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

10.15Further Assurances

Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

[Signature pages follow]

The Parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

“Buyer”:

CYNERGISTEK, INC.

By: /s/ Paul T. Anthony
Name: Paul T. Anthony
Title:   Chief Financial Officer

“Sellers”:

_/s/ Walter Zuniga_
WALTER ZUNIGA

_/s/ Jacob Carroll_
JACOB CARROLL

_/s/ Nikhil D’Souza _
NIKHIL D’SOUZA

_/s/ Timothy Homstad_
TIMOTHY HOMSTAD

“Company”:

BACKBONE ENTERPRISES INC.

By: /s/ Walter Zuniga
Name: Walter Zuniga
Title: President